UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Soliciting Material Under Rule 14a-12

THE E.W. SCRIPPS COMPANY
(Name of Registrant as Specified in Its Charter)

GAMCO ASSET MANAGEMENT INC. MARIO J. GABELLI COLLEEN BIRDNOW BROWN RAYMOND H. COLE VINCENT L. SADUSKY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY COPY SUBJECT TO COMPLETION
DATED MARCH 9, 2018

GAMCO ASSET MANAGEMENT INC.

___________________, 2018

Dear Fellow Shareholder:

GAMCO Asset Management Inc., Mario J. Gabelli and certain of their affiliates (collectively, “GAMCO” or “we”) are the beneficial owners of an aggregate of 11,728,214 shares of Class A Common Shares, $0.01 par value per share (the “Class A Common Shares”), of The E.W. Scripps Company, a Ohio corporation (the “Company”), representing approximately 16.9% of the outstanding shares of Class A Common Shares. We are seeking your support at the annual meeting of shareholders scheduled to be held at the Queen City Club, 331 E 4th Street, Cincinnati, Ohio, on [_______________], 2018, at [____], local time, including any adjournments or postponements thereof and any meeting which may be called in lieu thereof (the “Annual Meeting”), to elect GAMCO’s three (3) director nominees, Colleen Birdnow Brown, Raymond H. Cole and Vincent L. Sadusky (collectively, the “Nominees”), to the Board of Directors of the Company (the “Board”) to serve until the 2019 annual meeting of shareholders and until their successors are duly elected and qualified and to transact such other business as may properly come before the meeting.

According to the Company’s proxy statement, there will be additional matters brought before the Annual Meeting to be voted on only by the holders of the Company’s Common Voting Shares, $0.01 par value per share (“Common Voting Shares”). The holders of Class A Common Shares are not entitled to vote on any of these additional matters. As we are not holders of any Common Voting Shares, we make no recommendation and are not soliciting votes in connection with the following additional matters: to elect the Company’s seven (7) director nominees by a vote of the holders of the Common Voting Shares, voting as a separate class; to hold an advisory (non-binding) vote to approve named executive officer compensation (a “say-on-pay vote”); and to vote on a proposal to approve the adjournment of the Annual Meeting, including if necessary to solicit additional proxies.

We believe that the Company is in urgent need of fresh perspectives with a focus on capital allocation and enhancing shareholder value, which, we believe, the Nominees will provide.

For the reasons set forth in the attached Proxy Statement and specifically the “Reasons for Our Solicitation” section, we are seeking to add three (3) representatives on the Board to help ensure that the interests of the shareholders, the true owners of the Company, are more appropriately represented in the boardroom. The Board is currently composed of ten (10) directors, all of whom are up for election at the Annual Meeting. In accordance with the Company’s Amended Articles of Incorporation, three (3) of the ten (10) directors will be elected by a vote of the holders of the Class A Common Shares, voting as a separate class, and the remaining seven (7) directors will be elected by a vote of the holders of the Common Voting Shares, voting as a separate class. Through the attached Proxy Statement and enclosed BLUE proxy card, we are soliciting proxies to elect our three (3) Nominees in opposition to the Company’s three (3) nominees to be elected by a vote of the holders of the Class A Common Shares. If elected, our Nominees will constitute a minority on the Board and there can be no guarantee that our Nominees will be able to implement the actions that they believe are necessary to maximize shareholder value. However, we believe the election of our Nominees is an important step in the right direction for enhancing long-term value at the Company.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed BLUE proxy card today. The attached Proxy Statement and the enclosed BLUE proxy card are first being mailed to the shareholders on or about [_____], 2018.

If you have already voted for the incumbent management slate, you have every right to change your vote by signing, dating and returning a later dated proxy.

If you have any questions or require any assistance with your vote, please contact GAMCO at our address listed below.

Thank you for your support.

/s/ William S. Selby

William S. Selby

Managing Director
GAMCO Asset Management Inc.

If you have any questions, require assistance in voting your BLUE proxy card,

or need additional copies of GAMCO’s proxy materials,

please contact GAMCO at the phone number listed below.

GAMCO Asset Management Inc.

One Corporate Center

Rye, New York 10580

(800) 422-3554

PRELIMINARY COPY SUBJECT TO COMPLETION

DATED MARCH 9, 2018

2018 ANNUAL MEETING OF SHAREHOLDERS
OF
The E.W. Scripps Company
_________________________

PROXY STATEMENT
OF
GAMCO ASSET MANAGEMENT INC.
_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD TODAY

GAMCO Asset Management Inc. (“GAMCO Asset Management”), Mario J. Gabelli and certain of their affiliates (collectively, “GAMCO” or “we”) are significant shareholders of The E.W. Scripps Company, a Ohio corporation (“Scripps” or the “Company”), beneficially owning in the aggregate approximately 16.9% of the outstanding shares of Class A Common Shares, $0.01 par value per share (the “Class A Common Shares”), of the Company. We are seeking representation on the Board of Directors of the Company (the “Board”) because we believe that the Board could be improved by the addition of independent shareholder representatives who will bring fresh perspectives and greater objectivity to exploring all opportunities to unlock shareholder value. We are seeking your support at the annual meeting of shareholders scheduled to be held at the Queen City Club, 331 E 4th Street, Cincinnati, Ohio, on [____________], 2018, at [___], local time (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”), to elect GAMCO’s three (3) director nominees, Colleen Birdnow Brown, Raymond H. Cole and Vincent L. Sadusky (collectively, the “Nominees”), to the Board of Directors of the Company (the “Board”) to serve until the 2019 annual meeting of shareholders and until their successors are duly elected and qualified and to transact such other business as may properly come before the meeting.

According to the Company’s proxy statement, there will be additional matters brought before the Annual Meeting to be voted on only by the holders of the Company’s Common Voting Shares, $0.01 par value per share (“Common Voting Shares”). The holders of Class A Common Shares are not entitled to vote on any of these additional matters. As we are not holders of any Common Voting Shares, we make no recommendation and are not soliciting votes in connection with the following additional matters: to elect the Company’s seven (7) director nominees by a vote of the holders of the Common Voting Shares, voting as a separate class; to hold an advisory (non-binding) vote to approve named executive officer compensation (a “say-on-pay vote”); and to vote on a proposal to approve the adjournment of the Annual Meeting, including if necessary to solicit additional proxies.

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We believe that the Company is in urgent need of fresh perspectives with a focus on capital allocation and enhancing shareholder value, which, we believe, the Nominees will provide.

The Board is currently composed of ten (10) directors, all of whom are up for election at the Annual Meeting. In accordance with the Company’s Amended Articles of Incorporation, three (3) of the ten (10) directors will be elected by a vote of the holders of the Class A Common Shares, voting as a separate class, and the remaining seven (7) directors will be elected by a vote of the holders of the Common Voting Shares, voting as a separate class. Through the attached Proxy Statement and enclosed BLUE proxy card, we are soliciting proxies to elect our three (3) Nominees in opposition to the Company’s three (3) nominees to be elected by a vote of the holders of the Class A Common Shares. Accordingly, the enclosed BLUE proxy card may only be voted for the Nominees and does not confer voting power with respect to the Company’s nominees. If elected, our Nominees will constitute a minority on the Board and there can be no guarantee that our Nominees will be able to implement the actions that they believe are necessary to maximize shareholder value. However, we believe the election of our Nominees is an important step in the right direction for enhancing long-term value at the Company.

As of the date hereof, GAMCO collectively beneficially owns 11,728,214 shares of Class A Common Shares, constituting approximately 16.9% of the outstanding shares of Class A Common Shares. We intend to vote such shares of Class A Common Shares FOR the election of the Nominees.

The Company has set the close of business on [__________], 2018 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). The mailing address of the principal executive offices of the Company 312 Walnut Street, Suite 2800, Cincinnati, Ohio, 45202. Shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. According to the Company, as of the Record Date, there were [_______] shares of Class A Common Shares outstanding and 11,932,722 shares of Common Voting Shares.

This Proxy Statement and the enclosed BLUE proxy card are first being mailed to shareholders on or about [____________], 2018.

THIS SOLICITATION IS BEING MADE BY GAMCO AND NOT ON BEHALF OF THE BOARD OR MANAGEMENT OF THE COMPANY. WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT. SHOULD OTHER MATTERS, WHICH GAMCO IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED BLUE PROXY CARD WILL VOTE ON SUCH MATTERS IN OUR DISCRETION.

GAMCO URGES YOU TO SIGN, DATE AND RETURN THE BLUE PROXY CARD IN FAVOR OF THE ELECTION OF THE NOMINEES.

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IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE ON EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting—This Proxy Statement and our BLUE proxy card are available at

[__________________]

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IMPORTANT

Your vote is important, no matter how few shares of Class A Common Shares you own. GAMCO urges you to sign, date, and return the enclosed BLUE proxy card today to vote FOR the election of the Nominees.

•	If your shares of Class A Common Shares are registered in your own name, please sign and date the enclosed BLUE proxy card and return it to GAMCO in the enclosed postage-paid envelope today.
•	If your shares of Class A Common Shares are held in a brokerage account or bank, you are considered the beneficial owner of the shares of Class A Common Shares, and these proxy materials, together with a BLUE voting form, are being forwarded to you by your broker or bank. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares of Class A Common Shares on your behalf without your instructions.
•	Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return the management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for our Nominees only on our BLUE proxy card. So please make certain that the latest dated proxy card you return is the BLUE proxy card.

GAMCO Asset Management Inc.

One Corporate Center

Rye, New York 10580

(800) 422-3554

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BACKGROUND TO THE SOLICITATION

The following is a chronology of the material events leading up to this proxy solicitation.

•	On August 16, 2017, GAMCO filed Amendment No. 9 the Schedule 13D (originally filed on April 6, 2015), stating that we were evaluating all of our options with respect to submitting director nominations for consideration at the Company’s Annual Meeting.
•	On September 6, 2017, a GAMCO representative attended the Company’s investor day in New York City, New York, and had a brief conversation with Mr. Adam Symson, the Company’s President and Chief Executive Officer, and Ms. Carolyn Micheli, the Company’s Vice President, Corporate Communications and Investor Relations.
•	On September 19, 2017, a GAMCO representative had a telephone conversation with representatives of the Company. On that call, the GAMCO representative stated we were continuing to explore options with regard to submitting director nominations for consideration at the Annual Meeting.
•	On October 6, 2017, GAMCO filed Amendment No. 10 to the Schedule 13D, stating that we intended to move forward with submission of nominations of up to three individuals for election to the Company’s Board, indicating that we would provide the Company with information on such individuals in accordance with the procedures outlined in the Company’s proxy statement for its 2017 Annual Meeting of Shareholders.
•	On November 3, 2017, a GAMCO representative, during a telephone conversation with Mr. Symson and Ms. Micheli, indicated that we intended to nominate at least one director and possibly more for election to the Company’s Board at the Company’s Annual Meeting.
•	On January 31, 2018, GAMCO issued a press release announcing two candidates for election to the Company’s Board, and filed Amendment No. 11 to the Schedule 13D. The press release, a copy of which was filed with Amendment No. 11, stated that we intended to nominate Vincent L. Sadusky and Colleen Birdnow Brown for election to the Board. Also on January 31, 2018, GAMCO provided a copy of Amendment No. 11 to the Schedule 13D to the Company.
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•	On February 2, 2018, GAMCO delivered a nomination letter to the Company, in accordance with the requirements of the Bylaws, with respect to its nomination of Vincent L. Sadusky and Colleen Birdnow Brown for election as directors of the Company at the Annual Meeting. Also on February 2, 2018, GAMCO filed Amendment No. 12 to the Schedule 13D, stating that we gave notice to the Company, of our intent to nominate Mr. Sadusky and Ms. Brown as candidates for election to the Board at the Company’s Annual Meeting. A copy of that notice was attached to Amendment No. 12.
•	On February 5, 2018, GAMCO delivered a nomination letter to the Company, in accordance with the requirements of the Bylaws, with respect to its nomination of Raymond H. Cole for election as directors of the Company at the Annual Meeting. Also on February 5, 2018, GAMCO filed Amendment No. 13 to the Schedule 13D, stating that we gave notice to the Company of our intent to nominate Mr. Cole as a candidate for election to the Board at the Company’s Annual Meeting. A copy of that notice was filed with Amendment No. 13.
•	On February 16, 2018, the Company filed its preliminary proxy statement (which included the language “the Board does not endorse any of the GAMCO Group’s director nominees and unanimously recommends that you vote for the directors nominated by the Board”).
•	On February 20, 2018, a representative of the Company indicated to GAMCO the Company’s request to have its Chief Executive Officer, Chairman and certain Class B directors hold in-person interviews with GAMCO’s nominees.
•	On February 21, 2018, representatives of GAMCO indicated to the Company that given the Company’s preliminary proxy filing on February 16, 2018, GAMCO did not see the benefit of having its nominees interviewed at this time.

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REASONS FOR THE SOLICITATION

GAMCO believes shareholder representatives are needed in the Company’s boardroom to help ensure that the best interests of the shareholders are the primary consideration in all decision-making, including the critical decisions relating to the allocation of capital.  This is especially important as the holders of Class A Common Shares are only entitled to elect three (3) directors out of ten (10), and have very limited rights under the Company’s governance regime, as illustrated by their inability to vote on two-thirds of the proposals being brought before the Annual Meeting.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is currently composed of ten (10) directors, all of whom are up for election at the Annual Meeting. Each member of the Board is elected for a term of one (1) year and until his/her successor is elected and qualified or until his/her earlier death, resignation or removal from office. In accordance with the Company’s Amended Articles of Incorporation, three (3) of the ten (10) directors will be elected by a vote of the Class A Common Shareholders, voting as a separate class, and the remaining seven (7) directors will be elected by a vote of the holders of the Common Voting Shares, voting as a separate class. Through the attached Proxy Statement and enclosed BLUE proxy card, we are soliciting proxies to elect our three (3) Nominees, Colleen Birdnow Brown, Raymond H. Cole and Vincent L. Sadusky, in opposition to the Company’s three (3) nominees to be elected by a vote of the holders of Class A Common Shares. Accordingly, the enclosed BLUE proxy card may only be voted for the Nominees and does not confer voting power with respect to the Company’s nominees. If elected, our Nominees will constitute a minority on the Board and there can be no guarantee that our Nominees will be able to implement the actions that they believe are necessary to maximize shareholder value. However, we believe the election of our Nominees is an important step in the right direction for enhancing long-term value at the Company.

THE NOMINEES

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of the Nominees. The nomination was made in a timely manner and in compliance with the applicable provisions of the Company’s governing instruments. The specific experience, qualifications, attributes and skills that led us to conclude that the Nominees should serve directors of the Company is set forth below. This information has been furnished to us by the Nominees. All of the Nominees are citizens of the United States of America.

Colleen Birdnow Brown, age 59, is an award winning public company Chief Executive Officer and corporate board director. She is Founder of Marca Global, LLC,  an Internet reputation management company and an Inc. 5000 fastest growing technology company, having served as its Chairperson since founding the company in 2015. Ms. Brown is a frequent key note speaker and panelist on best practices, disruption, innovation and leadership in the boardroom.  Since June 2014, Ms. Brown has served on the board of True Blue, Inc., a provider of specialized workforce solutions (NYSE: TBI), and is chair of the Innovation and Technology Committee.  She serves on the Board of Spark Networks SE, a global dating company (AMEX: LOV), and is chair of the Audit Committee, since November 2017.  Ms. Brown also serves as director and Audit chair of privately held Port Blakely. Ms. Brown served as chairperson of American Apparel, Inc. (formerly NYSE MKT: APP) from 2014 to 2016 during its reorganization. She previously served on the boards of DataSphere Technologies, Inc., a mobile and online marketing programs provider, until its successful sale in June 2017, BECU (Boeing Employee Credit Union), CareerBuilder.com, an online employment website, and Classified Ventures, LLC, a media company (n/k/a NYSE:CARS).  As director, President and Chief Executive Officer of Fisher Communications, Inc., a media company, (formerly NASDAQ: FSCI) from 2005 to August 2013, Ms. Brown led the company's turn around and was selected into the Hall of Fame in 2014 by Gabelli Asset Management for delivering outstanding shareholder value. Ms. Brown served in the C-Suite of Belo Corporation, a media company (NYSE: BLC) and Lee Enterprises, Inc., a media company (NYSE: LEE), and as a senior leader at Gannett Co., Inc., a media holding company (NYSE: GCI). She began her career in finance and digital technology.  Ms. Brown was selected as a Top 100 Director in 2017 by the National Association of Corporate Directors (NACD). Ms. Brown was also honored in the Pacific Northwest as Director of the Year. Ms. Brown is a NACD Leadership Fellow. She received the Outstanding Public Company CEO Award from the Seattle Business Journal in 2014. She earned the Technology Leadership Award and the Innovation Award for her work in Television. She is a director of the non-profit Delta Dental of WA, past chair of United Way of King County and former director of Associated Press Television (AP), the National Association of Broadcasters (NAB), National Association of Television and Programming Executives (NATPE) and YPO. She is a Henry Crown Fellow at the Aspen Institute and a member of the Aspen Leadership Institute. She holds a B.S. from the University of Dubuque and M.B.A. from the University of Colorado.

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GAMCO believes that Ms. Brown's qualifications to serve on the Board include her extensive executive experience in the media sector, her record of service on the boards of several public and private companies and her understanding of best practices in corporate governance as an NACD fellow. GAMCO believes Ms. Brown brings extensive executive and board experience and GAMCO strongly supports the nomination of Ms. Brown for election to the Board at the Annual Meeting.

Raymond H. Cole, age 62, has held a variety of executive management positions with Citadel Communications LLC since 1985, and has served as its President and Chief Operating Officer since 1992. The Citadel group of properties includes television stations KLKN-TV (ABC) in Lincoln, NE; WLNE-TV (ABC) in Providence, RI; and WSNN-LD (Independent News) in Sarasota, FL. He was previously responsible for the oversight of WOI-TV (ABC) in Des Moines, IA; KCAU-TV (ABC) in Sioux City, IA; and WHBF-TV (CBS) in Rock Island, IL prior to their sale to the Nexstar Broadcasting Group in March 2014. Mr. Cole served on the board of governors of the ABC Television Affiliates Association from 2004 to 2014, served as its chairman/president from 2006 to 2008, and continues to serve today in an ex-officio capacity. He serves on the board and executive committee of the Broadcasters Foundation of America, and was honored by its board with a “Ward L. Quaal Leadership Award” in 2016 for his service to the broadcasting industry and community at large. Mr. Cole has also served on the board of directors of both Security National Bank in Sioux City, IA since 1993, and Security National Corporation in Sioux City, Iowa since 2003, during which time he has served on the executive, audit, wealth management and/or nominating committees. Mr. Cole previously served on the boards of the National Association of Broadcasters from 2005 to 2015, the Television Bureau of Advertising from 2011 to 2014, and the Iowa Broadcasters Association (IBA) from 1986 to 1992. He was recognized as “Iowa Broadcaster of the Year” by the IBA in 2008, and was inducted into their Iowa Broadcasters Hall of Fame in 2015. An active and involved member of the community, Mr. Cole served on the tournament committee of the 2017 Solheim Cup, on the executive board of the Champions Tour’s Principal Charity Classic from 2008 to 2014, and the executive board of the Iowa Hall of Pride from 2009 to 2014. He served as honorary chair of the 2014 Character Counts’ All-Star Evening and as an honorary chair of the 2012 Variety-The Children’s Charity Telethon. Mr. Cole was the Admiral for the 2013 Easter Seals’ Camp Sunnyside Raft Regatta. Mr. Cole is a past chairman of the board of the Sioux City Chamber of Commerce, past member of the board of the United Way of Siouxland, past member of the board of trustees of Briar Cliff University, past board member of Siouxland for Kids Inc. (Ronald McDonald House), past board member of the Partnership for a Drug-Free Iowa, and past board member of Rock in Prevention. Mr. Cole is graduate of Briar Cliff University, and was named Briar Cliff’s “Distinguished Alumnus of the Year” in 2006.

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GAMCO believes that Mr. Cole's qualifications to serve on the Board include his extensive executive experience in the broadcasting sector and his record of service on the boards of public and private institutions. GAMCO believes Mr. Cole brings extensive executive and broadcasting experience and GAMCO strongly supports the nomination of Mr. Cole for election to the Board at the Annual Meeting.

Vincent L. Sadusky, age 52, has served as a director and a member of the Audit Committee of Hemisphere Media Group, Inc., a pure-play U.S. media company (NASDAQ: HMTV), since April 2013. From November 2014 through January 2017, Mr. Sadusky served as President and Chief Executive Officer of Media General, Inc., an American media company (formerly NYSE:MEG). Previously, he served as the President and Chief Executive Officer of LIN Media LLC, a holding company that operated 43 television stations, until it merged with Media General, Inc. in December 2014. Mr. Sadusky served as Vice President Chief Financial Officer and Treasurer of LIN Media in 2004 until his appointment as President and Chief Executive Officer in 2006. From 1999 until August 2004, Mr. Sadusky was Chief Financial Officer and Treasurer of Telemundo Communications Group, Inc., a Spanish-language television network, where he worked for over ten years. Prior to joining Telemundo Communications, he performed attestation and consulting services for seven years with Ernst & Young, LLC. In addition to serving on the board of Hemisphere Media Group, Inc., Mr. Sadusky currently serves on the board of International Game Technology. Through January 2017, he served as a director of Media General, Inc. Mr. Sadusky formerly served as a member of the board of the National Association of Broadcasters, Treasurer of the NBC affiliates board, and board member and President of the Open Mobile Video Coalition and also served on the boards of JVB Financial Group, LLC, LIN Media LLC and Maximum Service Television, Inc. Mr. Sadusky received his M.B.A. degree from New York Institute of Technology and his B.S. in accounting from Pennsylvania State University, where he was a University Scholar.

GAMCO believes that Mr. Sadusky's qualifications to serve on the Board include his extensive executive experience in the broadcasting sector, his vast investment experience and his record of service on the boards of several public and private companies. GAMCO believes Mr. Sadusky brings extensive executive and board experience and GAMCO strongly supports the nomination of Mr. Sadusky for election to the Board of the Company at the Annual Meeting.

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The principal business address of Ms. Brown is 7100 E. Belleview Ave. Suite 310, Greenwood Village, CO 80111. The principal business address of Mr. Cole is 1501 42nd Street, Suite 370, West Des Moines, IA 50266. The principal business address of Mr. Sadusky is 4000 Ponce de Leon Boulevard, Suite 650, Coral Gables, FL 33146.

As of the date hereof, none of Messrs. Cole and Sadusky or Ms. Brown own beneficially or of record any securities of the Company, nor have they made any purchases or sales of any securities of the Company in the past two years. Depending on market conditions and other factors, if elected, Messrs. Cole and Sadusky and Ms. Brown intend to acquire shares of Class A Common Shares.

Other than as set forth herein, there are no arrangements or understandings between GAMCO or any of its affiliates of clients and the Nominees or any other person or persons pursuant to which the nomination of the Nominees described herein is to be made, other than the consent by the Nominees to be named in this Proxy Statement and to serve as a director of the Company if elected as such at the Annual Meeting. None of the Nominees is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material pending legal proceedings.

GAMCO believes, each Nominee presently is, and if elected as a director of the Company would be, an “independent director” within the meaning of (i) applicable NYSE listing standards applicable to board composition, including Rule 5605(a)(2), and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. No Nominee is a member of the Company’s compensation, nominating or audit committee that is not independent under any such committee’s applicable independence standards.

We do not expect that the Nominees will be unable to stand for election, but, in the event that any Nominee is unable to serve or for good cause will not serve, the shares of Class A Common Shares represented by the enclosed BLUE proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Bylaws and applicable law. In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Nominee, to the extent this is not prohibited under the Bylaws and applicable law. In any such case, shares of Class A Common Shares represented by the enclosed BLUE proxy card will be voted for such substitute nominee(s). We reserve the right to nominate additional person(s), to the extent this is not prohibited under the Bylaws and applicable law, if the Company increases the size of the Board above its existing size or increases the number of directors whose terms expire at the Annual Meeting. Additional nominations made pursuant to the preceding sentence are without prejudice to the position of GAMCO that any attempt to increase the size of the current Board constitutes an unlawful manipulation of the Company’s corporate machinery.

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According to the Company’s proxy statement, the Company has nominated seven (7) nominees for election to the Board by the holders of the Common Voting Shares, voting separately as a class. The Company’s seven (7) nominees for election by the holders of the Common Voting Shares are Charles L. Barmonde, Richard A. Boehne, Kelly P. Conlin, John W. Hayden, Anne M. La Dow, R. Michael Scagliotti and Adam P. Symson. The holders of Class A Common Shares are not entitled to vote for such nominees. Additional information regarding the nominees to be elected by the holders of the Common Voting Shares can be found in the Company’s proxy statement.

WE URGE YOU TO VOTE FOR THE ELECTION OF OUR NOMINEES ON THE ENCLOSED BLUE PROXY CARD.

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PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE TO

APPROVE NAMED EXECUTIVE OFFICER

COMPENSATION

(Item 2 on Proxy Card for Vote by Common Voting Shares only)

As discussed in further detail in the Company’s proxy statement, the Company is asking the holders of Common Voting Shares to indicate their support for named executive officer compensation (a so-called “say-on-pay” vote). Holders of Common Voting Shares will be asked at the Annual Meeting to approve the following resolution:

“RESOLVED, that the holders of the Common Voting Shares of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure and related material, set forth in the Company’s definitive proxy statement for the 2018 Annual Meeting of Shareholders.”

According to the Company’s proxy statement, the Say-on-Pay vote is advisory only and not binding on the Company, the Board or the Compensation Committee, and to the extent there is any significant vote against the executive officer compensation as disclosed in the Company’s proxy statement, the Company will consider shareholders’ concerns and evaluate what actions may be appropriate to address those concerns.

Only holders of Common voting shares are entitled to vote on proposal 2. WE ARE NOT HOLDERS OF COMMON VOTING SHARES AND WE ARE NOT SOLICITING VOTES from holders of common voting shares. ACCORDINGLY, WE MAKE NO RECOMMENDATION WITH RESPECT TO THE APPROVAL OF THE NON-BINDING RESOLUTION REGARDING EXECUTIVE COMPENSATION.

13

PROPOSAL 3

ADJOURNMENT OF ANNUAL MEETING

(Item 3 on Proxy Card for Vote by Common Voting Shares only)

As discussed in further detail in the Company’s proxy statement, the Company may ask holders of Common Voting Shares at the Annual Meeting to vote on a proposal to approve the adjournment of the Annual Meeting, including if necessary to solicit additional proxies.

Only holders of Common voting shares are entitled to vote on proposal 3. WE ARE NOT HOLDERS OF COMMON VOTING SHARES AND WE ARE NOT SOLICITING VOTES from holders of common voting shares. ACCORDINGLY, WE MAKE NO RECOMMENDATION WITH RESPECT TO THE ADJOURNMENT OF THE ANNUAL MEETING.

14

VOTING AND PROXY PROCEDURES

Only shareholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Shareholders who sell their shares of Class A Common Shares or Common Voting Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Class A Common Shares or Common Voting Shares. Shareholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares of Class A Common Shares or Common Voting Shares after the Record Date. Based on publicly available information, GAMCO believes that the only outstanding classes of securities of the Company entitled to vote at the Annual Meeting are the shares of Class A Common Shares and the shares of Common Voting Shares. Each Class A Common Share and Common Voting Share is entitled to one (1) vote upon matters on which such class of shares is entitled to vote.

Shares of Class A Common Shares represented by properly executed BLUE proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Nominees. We are not holders of Voting Common Shares, and accordingly, we make no recommendation and are not soliciting your vote in connection with the proposals to be voted on by the holders of Voting Common Shares.

According to the Company’s proxy statement for the Annual Meeting, the Board intends to nominate ten (10) candidates for election at the Annual Meeting, three (3) of the ten (10) candidates to be elected by a vote of the Class A Common Shareholders, voting as a separate class, and the remaining seven (7) candidates to be elected by a vote of the holders of the Common Voting Shares, voting as a separate class. This Proxy Statement is soliciting proxies from holders of Class A Common Shares to elect only our Nominees. Accordingly, the enclosed BLUE proxy card may only be voted for the Nominees and does not confer voting power with respect to any of the Company’s nominees. Shareholders should refer to the Company’s proxy statement for the names, backgrounds, qualifications and other information concerning the Company’s nominees. In the event that some of the Nominees are elected, there can be no assurance that the Company’s nominee(s) that are being voted on by the holders of the Class A Common Shares who get the most votes and are elected to the Board will choose to serve on the Board with the Nominees who are elected.

QUORUM; BROKER NON-VOTES; DISCRETIONARY VOTING

The presence, in person or by proxy, of the holders of a majority of the outstanding Class A Common Shares (i.e., at least [______] shares) will constitute a quorum for the transaction of business at the Annual Meeting. In general, shares represented by a properly signed and returned proxy card or properly voted by telephone or via the Internet will be counted as shares represented and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank). The presence in person or by proxy of holders of a majority of the outstanding shares of Common Voting Shares constitutes a quorum for purposes of the election of directors by the holders of Common Voting Shares.

Abstentions with respect to a proposal and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs if a broker does not receive instructions from the beneficial owner of shares held in street name for certain types of proposals and the broker indicates it does not have authority to vote such shares. At the Annual Meeting, under applicable rules, a broker will not have discretionary authority to vote the shares held in street name on any of the proposals.

15

VOTES REQUIRED FOR APPROVAL

Election of Directors ─ According to the Company’s proxy statement, if a quorum of each class is present at the Annual Meeting, the holders of Class A Common Shares, voting as a class, will elect three (3) directors, and the holders of Common Voting Shares, voting as a class, will elect seven (7) directors. Each Class A Common Share and Common Voting Share is entitled to one (1) vote in the election of directors. The nominees for election by holders of our Class A Common Shares at the Annual Meeting will be elected on a plurality basis, or in other words, the three nominees for director receiving the highest number of “for” votes will be elected as directors of the Company.

In accordance with New York Stock Exchange rules, a broker that is a member firm of that exchange does not have authority to vote shares held by it in “street name” in the election of directors unless it is instructed by the beneficial owner of such shares as to how such shares are to be voted in such election. Accordingly, if you hold your shares through a broker, you are urged to provide it voting instructions in accordance with your broker’s directions.

Advisory (non-binding) Vote to Approved Named Executive Officer Compensation ─ According to the Company’s proxy statement, approval of this proposal requires the affirmative vote of a majority of the votes cast in person or by proxy of the Common Voting Shares represented and entitled to vote at the meeting. Broker non-votes will not be treated as votes cast and will not have a positive or negative effect on the outcome of this proposal. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against this proposal.

Adjournment of Annual Meeting ─ According to the Company’s proxy statement, approval of this proposal requires the affirmative vote of a majority of the votes cast in person or by proxy of the Common Voting Shares represented and entitled to vote at the meeting. Broker non-votes will not be treated as votes cast and will not have a positive or negative effect on the outcome of this proposal. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against this proposal.

REVOCATION OF PROXIES

Shareholders of the Class A Common Shares of the Company may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered to GAMCO at the address set forth on the back cover of this Proxy Statement or to the Company at 312 Walnut Street, Suite 2800, Cincinnati, Ohio, 45202 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to GAMCO at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding shares of Class A Common Shares. Additionally, we may use this information to contact shareholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

16

IF YOU WISH TO VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by GAMCO. It is anticipated that the participants and certain staff members of GAMCO will participate in the solicitation of proxies in support of our Nominees set forth in this Proxy Statement. Such staff members will receive no additional consideration if they assist in the solicitation of proxies. Solicitations of proxies may be made in person, by telephone, by email, through the internet, by mail and by facsimile.  Although no precise estimate can be made at the present time, it is estimated that the total expenditures in furtherance of, or in connection with, the solicitation of shareholders will not exceed $[___]. The total expenditures to date in furtherance of, or in connection with, the solicitation of shareholders is approximately $[___].

Costs related to this solicitation of proxies, including expenditures for attorneys, accountants, public relations and financial advisors, proxy solicitors, advertising, printing, transportation and related expenses will be borne by GAMCO.  To the extent legally permissible, GAMCO will seek reimbursement from the Company for those expenses if any of our Nominees is elected.  GAMCO does not currently intend to submit the question of such reimbursement to a vote of the shareholders.

ADDITIONAL PARTICIPANT INFORMATION

The Nominees, GAMCO Asset Management and Mario Gabelli are participants in this solicitation.

The principal business of GAMCO Asset Management, a New York corporation, is acting as an investment manager providing discretionary managed account services for employee benefit plans, private investors, endowments, foundations and others. GAMCO Asset Manager is also an investment adviser registered under the Investment Advisers Act of 1940, as amended. The principal occupation of Mario Gabelli is acting as the controlling stockholder, Chief Executive Officer and a director of GGCP, Inc. (“GGCP”), Chairman and Chief Executive Officer of GAMCO Investors, Inc. (“GBL”) and Executive Chairman of Associated Capital Group, Inc. (“AC”). GGCP makes investments for its own account and is the manager and a member of GGCP Holdings which is the controlling shareholder of GBL and AC. GBL, a public company listed on the New York Stock Exchange, is the parent company for a variety of companies engaged in the securities business, including certain of those named below. AC, a public company listed on the New York Stock Exchange, is the parent company for a variety of companies engaged in the securities business, including certain of those listed below.

17

The address of the principal office of each of GAMCO Asset Management and Mr. Gabelli is One Corporate Center, Rye, New York 10580.

As of the date hereof, GAMCO Asset Management beneficially directly owns 8,300,081 shares of Class A Common Shares. GAMCO Asset Management has dispositive power with respect to all of these shares of Common Stock, and has voting power with respect to 7,815,079 shares of Class A Common Shares. As of the date hereof, GAMCO Asset Management’s affiliates beneficially own an additional 3,383,633 shares of Class A Common Shares. As of the date hereof, Mr. Gabelli beneficially directly owns 44,500 shares of Class A Common Shares. By virtue of his respective position with each of GAMCO Asset Management and its affiliates, Mr. Gabelli may be deemed to be the beneficial owner of all of the shares of Class A Common Shares held by GAMCO Asset Management and its affiliates. As of the date hereof, GAMCO Asset Management, its affiliates and Mr. Gabelli beneficially own an aggregate of 11,728,214 shares of Class A Common Shares.

The shares of Class A Common Shares beneficially owned by each of GAMCO Asset Management and its affiliates were purchased with funds that were provided through the accounts of certain investment advisory clients (and, in the case of some of such accounts at GAMCO Asset Management, may be through borrowings from client margin accounts). For information regarding purchases and sales of securities of the Company during the past two years by the participants in this solicitation, see Schedule I.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no participant in this solicitation owns any securities of the Company which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no participant in this solicitation or any of his or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no participant in this solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Annual Meeting.

18

There are no material proceedings to which any participant in this solicitation or any of his or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to the Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

OTHER MATTERS AND ADDITIONAL INFORMATION

GAMCO is unaware of any other matters to be considered at the Annual Meeting. However, should other matters, which GAMCO is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed BLUE proxy card will vote on such matters in their discretion.

STOCKHOLDER PROPOSALS

According to the Company’s proxy statement, shareholder proposals intended to be presented at the Company’s 2019 Annual Meeting of Shareholders must be received by the Company at 312 Walnut Street, Suite 2800, Cincinnati, Ohio, 45202, on or before [_______], 2018, and must otherwise comply with the Securities and Exchange Commission’s rules, to be considered for inclusion in our proxy materials for the Company’s 2019 Annual Meeting of Shareholders. Such proposals should be submitted by certified mail, return receipt requested.

According to the Company’s proxy statement, if a shareholder intends to raise a proposal at the Company’s 2019 Annual Meeting of Shareholders that he or she does not seek to have included in the Company’s proxy materials, the shareholder must notify the Company of the proposal on or before [________], 2019. If the shareholder fails to notify the Company, the Company’s proxies will be permitted to use their discretionary voting authority with respect to such proposal when and if raised at the 2019 Annual Meeting of Shareholders, whether or not there is any discussion of such proposal in the 2019 proxy statement.

The information set forth above regarding the procedures for submitting stockholder proposals for consideration at the 2019 Annual Meeting is based on information contained in the Company’s proxy statement filed by the Company with the SEC. The incorporation of this information in this proxy statement should not be construed as an admission by GAMCO that such procedures are legal, valid or binding.

19

INCORPORATION BY REFERENCE

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE ANNUAL MEETING BASED ON RELIANCE ON RULE 14A-5(C). THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION, SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE OF THE COMPANY’S DIRECTORS, RELATED PARTY TRANSACTIONS, AND GENERAL INFORMATION CONCERNING THE COMPANY’S ADMINISTRATION, AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING INFORMATION. SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY.

The information concerning the Company contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

GAMCO ASSET MANAGEMENT INC.

[__________], 2018

20

SCHEDULE I

TRANSACTIONS IN SECURITIES OF THE COMPANY
DURING THE PAST TWO YEARS

Nature of the Transaction	Securities Purchased/(Sold)	Date of Purchase/(Sale)

GAMCO ASSET MANAGEMENT INC.

Purchase of Class A Common Shares	4,000	3/1/2016
Purchase of Class A Common Shares	1,800	3/1/2016
Purchase of Class A Common Shares	1,000	3/1/2016
Purchase of Class A Common Shares	218	3/1/2016
Purchase of Class A Common Shares	200	3/1/2016
Purchase of Class A Common Shares	270	3/1/2016
Purchase of Class A Common Shares	325	3/1/2016
Purchase of Class A Common Shares	200	3/1/2016
Purchase of Class A Common Shares	275	3/1/2016
Purchase of Class A Common Shares	200	3/1/2016
Purchase of Class A Common Shares	200	3/1/2016
Purchase of Class A Common Shares	200	3/1/2016
Purchase of Class A Common Shares	400	3/1/2016
Purchase of Class A Common Shares	200	3/1/2016
Purchase of Class A Common Shares	200	3/1/2016
Purchase of Class A Common Shares	200	3/1/2016
Purchase of Class A Common Shares	5,000	3/1/2016
Purchase of Class A Common Shares	175	3/1/2016
Purchase of Class A Common Shares	175	3/1/2016
Purchase of Class A Common Shares	175	3/1/2016
Purchase of Class A Common Shares	200	3/1/2016
Purchase of Class A Common Shares	200	3/1/2016
Purchase of Class A Common Shares	1,000	3/2/2016
Purchase of Class A Common Shares	3,200	3/2/2016
Purchase of Class A Common Shares	5,000	3/2/2016
Purchase of Class A Common Shares	1,000	3/3/2016
Sale of Class A Common Shares	(700)	3/3/2016
Purchase of Class A Common Shares	483	3/4/2016
Purchase of Class A Common Shares	1,200	3/4/2016

I-1

Purchase of Class A Common Shares	200	3/4/2016
Purchase of Class A Common Shares	2,000	3/8/2016
Purchase of Class A Common Shares	719	3/8/2016
Purchase of Class A Common Shares	252	3/8/2016
Purchase of Class A Common Shares	1,000	3/8/2016
Purchase of Class A Common Shares	713	3/9/2016
Purchase of Class A Common Shares	253	3/9/2016
Purchase of Class A Common Shares	8,000	3/10/2016
Purchase of Class A Common Shares	5,000	3/10/2016
Sale of Class A Common Shares	(1,000)	3/10/2016
Purchase of Class A Common Shares	2,000	3/11/2016
Sale of Class A Common Shares	(1,000)	3/11/2016
Purchase of Class A Common Shares	3,500	3/11/2016
Purchase of Class A Common Shares	500	3/11/2016
Purchase of Class A Common Shares	1,500	3/14/2016
Purchase of Class A Common Shares	2,412	3/15/2016
Purchase of Class A Common Shares	1,000	3/16/2016
Purchase of Class A Common Shares	6,000	3/16/2016
Purchase of Class A Common Shares	7,060	3/16/2016
Purchase of Class A Common Shares	3,000	3/16/2016
Purchase of Class A Common Shares	2,000	3/16/2016
Purchase of Class A Common Shares	3,000	3/17/2016
Acquisition of Class A Common Shares**	39	3/18/2016
Purchase of Class A Common Shares	2,000	3/21/2016
Purchase of Class A Common Shares	2,000	3/21/2016
Sale of Class A Common Shares	(39)	3/22/2016
Purchase of Class A Common Shares	1,200	3/23/2016
Purchase of Class A Common Shares	2,000	3/24/2016
Purchase of Class A Common Shares	600	3/24/2016
Purchase of Class A Common Shares	4,000	3/28/2016
Purchase of Class A Common Shares	4,000	3/28/2016
Purchase of Class A Common Shares	5,000	3/28/2016
Purchase of Class A Common Shares	5,000	3/28/2016
Purchase of Class A Common Shares	2,000	3/30/2016
Purchase of Class A Common Shares	1,500	3/30/2016
Purchase of Class A Common Shares	3,000	3/30/2016

**Represents the acquisition of voting and dispositive power over shares held in separately managed accounts to which GAMCO serves as the investment manager.

I-2

Purchase of Class A Common Shares	1,000	3/30/2016
Purchase of Class A Common Shares	1,000	3/30/2016
Purchase of Class A Common Shares	1,052	3/30/2016
Disposition of Class A Common Shares*	(500)	3/31/2016
Purchase of Class A Common Shares	2,200	4/1/2016
Purchase of Class A Common Shares	1,624	4/1/2016
Purchase of Class A Common Shares	1,500	4/1/2016
Purchase of Class A Common Shares	1,500	4/1/2016
Purchase of Class A Common Shares	500	4/4/2016
Purchase of Class A Common Shares	1,800	4/4/2016
Purchase of Class A Common Shares	1,200	4/4/2016
Purchase of Class A Common Shares	1,500	4/4/2016
Purchase of Class A Common Shares	1,500	4/4/2016
Purchase of Class A Common Shares	3,000	4/4/2016
Purchase of Class A Common Shares	10,000	4/4/2016
Purchase of Class A Common Shares	2,000	4/5/2016
Purchase of Class A Common Shares	5,000	4/5/2016
Purchase of Class A Common Shares	3,000	4/5/2016
Purchase of Class A Common Shares	10,000	4/5/2016
Purchase of Class A Common Shares	700	4/5/2016
Purchase of Class A Common Shares	1,000	4/6/2016
Purchase of Class A Common Shares	3,797	4/6/2016
Purchase of Class A Common Shares	500	4/6/2016
Purchase of Class A Common Shares	300	4/6/2016
Purchase of Class A Common Shares	200	4/6/2016
Purchase of Class A Common Shares	2,000	4/6/2016
Purchase of Class A Common Shares	1,000	4/6/2016
Purchase of Class A Common Shares	300	4/6/2016
Purchase of Class A Common Shares	1,500	4/6/2016
Purchase of Class A Common Shares	1,000	4/6/2016
Purchase of Class A Common Shares	2,000	4/6/2016
Purchase of Class A Common Shares	483	4/6/2016
Purchase of Class A Common Shares	1,000	4/6/2016
Purchase of Class A Common Shares	200	4/6/2016
Purchase of Class A Common Shares	483	4/6/2016
Purchase of Class A Common Shares	1,838	4/6/2016

*Represents the termination of voting and dispositive power over shares held in separately managed accounts to which GAMCO served as the investment manager.

I-3

Purchase of Class A Common Shares	3,000	4/6/2016
Purchase of Class A Common Shares	500	4/6/2016
Purchase of Class A Common Shares	400	4/6/2016
Purchase of Class A Common Shares	300	4/6/2016
Purchase of Class A Common Shares	300	4/6/2016
Purchase of Class A Common Shares	500	4/6/2016
Purchase of Class A Common Shares	1,500	4/6/2016
Purchase of Class A Common Shares	203	4/7/2016
Purchase of Class A Common Shares	1,000	4/7/2016
Purchase of Class A Common Shares	2,000	4/7/2016
Purchase of Class A Common Shares	1,500	4/7/2016
Purchase of Class A Common Shares	800	4/7/2016
Purchase of Class A Common Shares	2,000	4/7/2016
Purchase of Class A Common Shares	800	4/7/2016
Purchase of Class A Common Shares	1,000	4/7/2016
Purchase of Class A Common Shares	1,000	4/7/2016
Purchase of Class A Common Shares	1,000	4/7/2016
Purchase of Class A Common Shares	1,000	4/7/2016
Purchase of Class A Common Shares	1,000	4/7/2016
Purchase of Class A Common Shares	800	4/7/2016
Purchase of Class A Common Shares	500	4/7/2016
Purchase of Class A Common Shares	1,000	4/7/2016
Purchase of Class A Common Shares	5,000	4/7/2016
Purchase of Class A Common Shares	5,000	4/7/2016
Purchase of Class A Common Shares	1,000	4/7/2016
Purchase of Class A Common Shares	1,000	4/7/2016
Purchase of Class A Common Shares	2,000	4/7/2016
Purchase of Class A Common Shares	2,000	4/7/2016
Purchase of Class A Common Shares	500	4/7/2016
Purchase of Class A Common Shares	483	4/7/2016
Purchase of Class A Common Shares	774	4/7/2016
Purchase of Class A Common Shares	800	4/7/2016
Purchase of Class A Common Shares	400	4/7/2016
Purchase of Class A Common Shares	300	4/7/2016
Purchase of Class A Common Shares	800	4/7/2016
Purchase of Class A Common Shares	1,700	4/7/2016
Purchase of Class A Common Shares	1,000	4/7/2016
Purchase of Class A Common Shares	1,400	4/7/2016
Purchase of Class A Common Shares	2,000	4/7/2016
Purchase of Class A Common Shares	800	4/7/2016

I-4

Purchase of Class A Common Shares	1,500	4/7/2016
Purchase of Class A Common Shares	1,000	4/8/2016
Purchase of Class A Common Shares	2,000	4/8/2016
Purchase of Class A Common Shares	300	4/8/2016
Purchase of Class A Common Shares	500	4/8/2016
Purchase of Class A Common Shares	500	4/8/2016
Purchase of Class A Common Shares	700	4/8/2016
Purchase of Class A Common Shares	1,200	4/8/2016
Purchase of Class A Common Shares	5,000	4/8/2016
Purchase of Class A Common Shares	1,000	4/8/2016
Purchase of Class A Common Shares	500	4/8/2016
Purchase of Class A Common Shares	500	4/8/2016
Purchase of Class A Common Shares	1,000	4/8/2016
Purchase of Class A Common Shares	500	4/8/2016
Purchase of Class A Common Shares	900	4/8/2016
Purchase of Class A Common Shares	2,000	4/8/2016
Purchase of Class A Common Shares	2,000	4/8/2016
Purchase of Class A Common Shares	1,000	4/8/2016
Purchase of Class A Common Shares	500	4/8/2016
Purchase of Class A Common Shares	800	4/8/2016
Purchase of Class A Common Shares	1,000	4/8/2016
Purchase of Class A Common Shares	700	4/8/2016
Purchase of Class A Common Shares	1,000	4/8/2016
Purchase of Class A Common Shares	1,000	4/8/2016
Purchase of Class A Common Shares	900	4/8/2016
Purchase of Class A Common Shares	100	4/8/2016
Purchase of Class A Common Shares	300	4/8/2016
Purchase of Class A Common Shares	300	4/8/2016
Purchase of Class A Common Shares	300	4/8/2016
Purchase of Class A Common Shares	1,162	4/8/2016
Purchase of Class A Common Shares	3,600	4/8/2016
Purchase of Class A Common Shares	2,500	4/8/2016
Purchase of Class A Common Shares	2,000	4/8/2016
Purchase of Class A Common Shares	200	4/8/2016
Purchase of Class A Common Shares	1,000	4/8/2016
Purchase of Class A Common Shares	5,000	4/8/2016
Purchase of Class A Common Shares	1,000	4/8/2016
Purchase of Class A Common Shares	10,400	4/8/2016
Purchase of Class A Common Shares	700	4/8/2016
Purchase of Class A Common Shares	4,000	4/8/2016

I-5

Purchase of Class A Common Shares	500	4/8/2016
Purchase of Class A Common Shares	200	4/8/2016
Purchase of Class A Common Shares	1,000	4/11/2016
Purchase of Class A Common Shares	200	4/11/2016
Purchase of Class A Common Shares	400	4/11/2016
Purchase of Class A Common Shares	1,000	4/12/2016
Purchase of Class A Common Shares	1,000	4/12/2016
Purchase of Class A Common Shares	400	4/12/2016
Sale of Class A Common Shares	(5,000)	4/12/2016
Purchase of Class A Common Shares	400	4/12/2016
Purchase of Class A Common Shares	100	4/12/2016
Purchase of Class A Common Shares	300	4/12/2016
Purchase of Class A Common Shares	1,000	4/12/2016
Purchase of Class A Common Shares	500	4/12/2016
Purchase of Class A Common Shares	400	4/12/2016
Purchase of Class A Common Shares	10,000	4/12/2016
Disposition of Class A Common Shares*	(517)	4/12/2016
Purchase of Class A Common Shares	15,000	4/13/2016
Purchase of Class A Common Shares	483	4/13/2016
Purchase of Class A Common Shares	4,000	4/13/2016
Purchase of Class A Common Shares	2,212	4/13/2016
Purchase of Class A Common Shares	10,000	4/13/2016
Purchase of Class A Common Shares	4,000	4/13/2016
Purchase of Class A Common Shares	4,000	4/13/2016
Purchase of Class A Common Shares	15,000	4/13/2016
Purchase of Class A Common Shares	1,636	4/13/2016
Purchase of Class A Common Shares	684	4/14/2016
Purchase of Class A Common Shares	1,000	4/14/2016
Purchase of Class A Common Shares	166	4/14/2016
Purchase of Class A Common Shares	500	4/14/2016
Purchase of Class A Common Shares	1,200	4/14/2016
Purchase of Class A Common Shares	167	4/14/2016
Purchase of Class A Common Shares	167	4/14/2016
Purchase of Class A Common Shares	1,000	4/14/2016
Purchase of Class A Common Shares	1,000	4/14/2016
Purchase of Class A Common Shares	200	4/14/2016

*Represents the termination of voting and dispositive power over shares held in separately managed accounts to which GAMCO served as the investment manager.

I-6

Purchase of Class A Common Shares	4,000	4/14/2016
Purchase of Class A Common Shares	15,000	4/14/2016
Purchase of Class A Common Shares	4,000	4/14/2016
Purchase of Class A Common Shares	5,180	4/14/2016
Purchase of Class A Common Shares	1,930	4/15/2016
Purchase of Class A Common Shares	500	4/15/2016
Purchase of Class A Common Shares	9,820	4/15/2016
Purchase of Class A Common Shares	2,000	4/18/2016
Purchase of Class A Common Shares	1,148	4/18/2016
Purchase of Class A Common Shares	2,000	4/18/2016
Purchase of Class A Common Shares	2,500	4/18/2016
Purchase of Class A Common Shares	200	4/18/2016
Purchase of Class A Common Shares	500	4/18/2016
Purchase of Class A Common Shares	500	4/18/2016
Purchase of Class A Common Shares	1,000	4/18/2016
Purchase of Class A Common Shares	1,000	4/18/2016
Purchase of Class A Common Shares	2,342	4/19/2016
Purchase of Class A Common Shares	400	4/19/2016
Purchase of Class A Common Shares	1,000	4/20/2016
Purchase of Class A Common Shares	1,900	4/20/2016
Purchase of Class A Common Shares	1,049	4/20/2016
Purchase of Class A Common Shares	189	4/20/2016
Purchase of Class A Common Shares	8,292	4/20/2016
Purchase of Class A Common Shares	1,000	4/20/2016
Purchase of Class A Common Shares	11,500	4/20/2016
Purchase of Class A Common Shares	900	4/20/2016
Purchase of Class A Common Shares	5,000	4/20/2016
Purchase of Class A Common Shares	4,500	4/20/2016
Purchase of Class A Common Shares	2,000	4/20/2016
Purchase of Class A Common Shares	600	4/20/2016
Purchase of Class A Common Shares	500	4/20/2016
Purchase of Class A Common Shares	465	4/21/2016
Purchase of Class A Common Shares	283	4/22/2016
Purchase of Class A Common Shares	1,200	4/22/2016
Disposition of Class A Common Shares*	(500)	4/22/2016
Purchase of Class A Common Shares	483	4/25/2016

*Represents the termination of voting and dispositive power over shares held in separately managed accounts to which GAMCO served as the investment manager.

I-7

Purchase of Class A Common Shares	2,000	4/25/2016
Purchase of Class A Common Shares	500	4/25/2016
Purchase of Class A Common Shares	15,000	4/25/2016
Purchase of Class A Common Shares	500	4/25/2016
Purchase of Class A Common Shares	700	4/25/2016
Purchase of Class A Common Shares	1,000	4/26/2016
Purchase of Class A Common Shares	483	4/26/2016
Purchase of Class A Common Shares	483	4/26/2016
Purchase of Class A Common Shares	4,000	4/27/2016
Purchase of Class A Common Shares	4,000	4/27/2016
Purchase of Class A Common Shares	10,000	4/27/2016
Purchase of Class A Common Shares	1,100	4/27/2016
Purchase of Class A Common Shares	1,100	4/27/2016
Purchase of Class A Common Shares	500	4/27/2016
Purchase of Class A Common Shares	500	4/27/2016
Disposition of Class A Common Shares*	(100)	4/27/2016
Disposition of Class A Common Shares*	(1,035)	4/27/2016
Purchase of Class A Common Shares	200	4/28/2016
Purchase of Class A Common Shares	4,000	4/28/2016
Purchase of Class A Common Shares	7,000	4/28/2016
Purchase of Class A Common Shares	3,895	4/28/2016
Purchase of Class A Common Shares	1,000	4/28/2016
Purchase of Class A Common Shares	20,000	4/28/2016
Purchase of Class A Common Shares	3,965	4/28/2016
Purchase of Class A Common Shares	5,000	4/28/2016
Purchase of Class A Common Shares	2,000	4/28/2016
Purchase of Class A Common Shares	15,000	4/28/2016
Purchase of Class A Common Shares	15,000	4/28/2016
Purchase of Class A Common Shares	2,000	4/28/2016
Purchase of Class A Common Shares	4,824	4/28/2016
Purchase of Class A Common Shares	4,000	4/28/2016
Purchase of Class A Common Shares	1,500	4/28/2016
Purchase of Class A Common Shares	2,000	4/28/2016
Purchase of Class A Common Shares	800	4/28/2016
Purchase of Class A Common Shares	2,000	4/28/2016

*Represents the termination of voting and dispositive power over shares held in separately managed accounts to which GAMCO served as the investment manager.

I-8

Purchase of Class A Common Shares	2,400	4/28/2016
Purchase of Class A Common Shares	1,700	4/28/2016
Purchase of Class A Common Shares	900	4/28/2016
Purchase of Class A Common Shares	895	4/28/2016
Purchase of Class A Common Shares	500	4/28/2016
Purchase of Class A Common Shares	800	4/29/2016
Purchase of Class A Common Shares	20,000	4/29/2016
Purchase of Class A Common Shares	30,000	4/29/2016
Purchase of Class A Common Shares	11,532	4/29/2016
Purchase of Class A Common Shares	2,500	5/2/2016
Purchase of Class A Common Shares	500	5/2/2016
Purchase of Class A Common Shares	1,000	5/4/2016
Purchase of Class A Common Shares	2,000	5/4/2016
Purchase of Class A Common Shares	4,000	5/4/2016
Purchase of Class A Common Shares	1,000	5/4/2016
Purchase of Class A Common Shares	4,000	5/4/2016
Purchase of Class A Common Shares	2,000	5/4/2016
Purchase of Class A Common Shares	9,000	5/4/2016
Purchase of Class A Common Shares	500	5/4/2016
Purchase of Class A Common Shares	6,708	5/4/2016
Purchase of Class A Common Shares	500	5/4/2016
Purchase of Class A Common Shares	965	5/4/2016
Purchase of Class A Common Shares	500	5/4/2016
Purchase of Class A Common Shares	300	5/4/2016
Purchase of Class A Common Shares	15,000	5/4/2016
Purchase of Class A Common Shares	4,900	5/4/2016
Purchase of Class A Common Shares	3,300	5/4/2016
Purchase of Class A Common Shares	1,800	5/4/2016
Purchase of Class A Common Shares	600	5/4/2016
Purchase of Class A Common Shares	600	5/4/2016
Purchase of Class A Common Shares	3,000	5/4/2016
Purchase of Class A Common Shares	2,000	5/4/2016
Purchase of Class A Common Shares	242	5/5/2016
Purchase of Class A Common Shares	4,000	5/9/2016
Purchase of Class A Common Shares	1,000	5/10/2016
Purchase of Class A Common Shares	15,000	5/10/2016
Purchase of Class A Common Shares	1,000	5/10/2016
Purchase of Class A Common Shares	3,500	5/11/2016
Sale of Class A Common Shares	(1,000)	5/11/2016
Purchase of Class A Common Shares	1,241	5/11/2016

I-9

Purchase of Class A Common Shares	1,327	5/11/2016
Purchase of Class A Common Shares	783	5/11/2016
Purchase of Class A Common Shares	783	5/11/2016
Purchase of Class A Common Shares	3,500	5/11/2016
Purchase of Class A Common Shares	4,000	5/12/2016
Sale of Class A Common Shares	(517)	5/12/2016
Purchase of Class A Common Shares	2,500	5/12/2016
Purchase of Class A Common Shares	1,000	5/12/2016
Purchase of Class A Common Shares	1,200	5/12/2016
Purchase of Class A Common Shares	4,000	5/12/2016
Purchase of Class A Common Shares	983	5/12/2016
Purchase of Class A Common Shares	5,000	5/13/2016
Purchase of Class A Common Shares	300	5/16/2016
Purchase of Class A Common Shares	965	5/16/2016
Purchase of Class A Common Shares	1,000	5/16/2016
Sale of Class A Common Shares	(1,000)	5/16/2016
Purchase of Class A Common Shares	8,418	5/17/2016
Purchase of Class A Common Shares	15,000	5/17/2016
Purchase of Class A Common Shares	4,804	5/17/2016
Purchase of Class A Common Shares	5,000	5/17/2016
Purchase of Class A Common Shares	10,530	5/18/2016
Purchase of Class A Common Shares	12,000	5/18/2016
Sale of Class A Common Shares	(500)	5/18/2016
Sale of Class A Common Shares	(1,403)	5/19/2016
Purchase of Class A Common Shares	2,000	5/19/2016
Purchase of Class A Common Shares	1,000	5/19/2016
Purchase of Class A Common Shares	1,000	5/19/2016
Purchase of Class A Common Shares	1,000	5/19/2016
Purchase of Class A Common Shares	200	5/19/2016
Purchase of Class A Common Shares	300	5/19/2016
Purchase of Class A Common Shares	1,000	5/19/2016
Purchase of Class A Common Shares	500	5/19/2016
Sale of Class A Common Shares	(597)	5/20/2016
Purchase of Class A Common Shares	700	5/20/2016
Sale of Class A Common Shares	(500)	5/20/2016
Purchase of Class A Common Shares	1,000	5/23/2016
Purchase of Class A Common Shares	1,000	5/23/2016
Purchase of Class A Common Shares	15,000	5/23/2016
Purchase of Class A Common Shares	800	5/23/2016
Purchase of Class A Common Shares	2,500	5/23/2016

I-10

Purchase of Class A Common Shares	483	5/23/2016
Purchase of Class A Common Shares	2,500	5/23/2016
Purchase of Class A Common Shares	1,983	5/23/2016
Purchase of Class A Common Shares	1,000	5/23/2016
Purchase of Class A Common Shares	483	5/23/2016
Purchase of Class A Common Shares	600	5/23/2016
Purchase of Class A Common Shares	75	5/23/2016
Purchase of Class A Common Shares	89	5/23/2016
Acquisition of Class A Common Shares**	27,625	5/23/2016
Sale of Class A Common Shares	(500)	5/24/2016
Purchase of Class A Common Shares	2,000	5/25/2016
Purchase of Class A Common Shares	16,000	5/25/2016
Purchase of Class A Common Shares	1,000	5/25/2016
Purchase of Class A Common Shares	70,000	5/26/2016
Purchase of Class A Common Shares	600	5/26/2016
Purchase of Class A Common Shares	500	5/26/2016
Purchase of Class A Common Shares	41,000	5/27/2016
Purchase of Class A Common Shares	930	5/27/2016
Purchase of Class A Common Shares	1,000	5/27/2016
Purchase of Class A Common Shares	10,000	5/31/2016
Purchase of Class A Common Shares	1,000	5/31/2016
Purchase of Class A Common Shares	1,483	5/31/2016
Purchase of Class A Common Shares	4,930	5/31/2016
Purchase of Class A Common Shares	1,000	5/31/2016
Purchase of Class A Common Shares	400	5/31/2016
Purchase of Class A Common Shares	1,000	5/31/2016
Purchase of Class A Common Shares	500	5/31/2016
Purchase of Class A Common Shares	900	6/1/2016
Purchase of Class A Common Shares	2,000	6/1/2016
Purchase of Class A Common Shares	1,000	6/1/2016
Sale of Class A Common Shares	(1,000)	6/1/2016
Purchase of Class A Common Shares	500	6/1/2016
Purchase of Class A Common Shares	500	6/1/2016
Purchase of Class A Common Shares	1,500	6/1/2016
Purchase of Class A Common Shares	300	6/1/2016
Purchase of Class A Common Shares	500	6/1/2016

**Represents the acquisition of voting and dispositive power over shares held in separately managed accounts to which GAMCO serves as the investment manager.

I-11

Purchase of Class A Common Shares	500	6/1/2016
Purchase of Class A Common Shares	500	6/1/2016
Purchase of Class A Common Shares	50,000	6/2/2016
Purchase of Class A Common Shares	1,503	6/2/2016
Purchase of Class A Common Shares	483	6/2/2016
Purchase of Class A Common Shares	500	6/2/2016
Purchase of Class A Common Shares	400	6/2/2016
Purchase of Class A Common Shares	514	6/3/2016
Purchase of Class A Common Shares	3,000	6/3/2016
Purchase of Class A Common Shares	1,500	6/3/2016
Purchase of Class A Common Shares	4,500	6/3/2016
Purchase of Class A Common Shares	500	6/3/2016
Purchase of Class A Common Shares	930	6/3/2016
Purchase of Class A Common Shares	3,895	6/3/2016
Purchase of Class A Common Shares	1,500	6/3/2016
Purchase of Class A Common Shares	1,000	6/3/2016
Purchase of Class A Common Shares	5,486	6/6/2016
Purchase of Class A Common Shares	3,200	6/6/2016
Purchase of Class A Common Shares	2,500	6/6/2016
Purchase of Class A Common Shares	500	6/6/2016
Purchase of Class A Common Shares	2,000	6/6/2016
Purchase of Class A Common Shares	500	6/6/2016
Purchase of Class A Common Shares	10,000	6/6/2016
Purchase of Class A Common Shares	1,000	6/6/2016
Purchase of Class A Common Shares	400	6/6/2016
Purchase of Class A Common Shares	5,201	6/6/2016
Purchase of Class A Common Shares	500	6/6/2016
Purchase of Class A Common Shares	200	6/6/2016
Purchase of Class A Common Shares	200	6/6/2016
Purchase of Class A Common Shares	300	6/6/2016
Purchase of Class A Common Shares	300	6/6/2016
Purchase of Class A Common Shares	1,200	6/6/2016
Purchase of Class A Common Shares	2,000	6/6/2016
Purchase of Class A Common Shares	500	6/6/2016
Purchase of Class A Common Shares	800	6/6/2016
Purchase of Class A Common Shares	20,000	6/6/2016
Purchase of Class A Common Shares	1,000	6/6/2016
Purchase of Class A Common Shares	1,307	6/6/2016
Purchase of Class A Common Shares	250	6/6/2016
Purchase of Class A Common Shares	250	6/6/2016

I-12

Purchase of Class A Common Shares	2,000	6/6/2016
Purchase of Class A Common Shares	1,000	6/6/2016
Purchase of Class A Common Shares	5,000	6/7/2016
Purchase of Class A Common Shares	3,000	6/7/2016
Purchase of Class A Common Shares	2,000	6/7/2016
Purchase of Class A Common Shares	500	6/7/2016
Purchase of Class A Common Shares	500	6/7/2016
Purchase of Class A Common Shares	1,483	6/7/2016
Purchase of Class A Common Shares	1,500	6/7/2016
Purchase of Class A Common Shares	975	6/7/2016
Purchase of Class A Common Shares	500	6/7/2016
Purchase of Class A Common Shares	1,000	6/7/2016
Purchase of Class A Common Shares	965	6/7/2016
Purchase of Class A Common Shares	3,000	6/7/2016
Purchase of Class A Common Shares	4,000	6/7/2016
Purchase of Class A Common Shares	4,000	6/7/2016
Purchase of Class A Common Shares	506	6/7/2016
Purchase of Class A Common Shares	1,500	6/7/2016
Sale of Class A Common Shares	(1,000)	6/8/2016
Purchase of Class A Common Shares	1,500	6/8/2016
Purchase of Class A Common Shares	1,500	6/8/2016
Purchase of Class A Common Shares	1,500	6/8/2016
Purchase of Class A Common Shares	4,000	6/8/2016
Purchase of Class A Common Shares	983	6/8/2016
Purchase of Class A Common Shares	3,500	6/8/2016
Purchase of Class A Common Shares	7,025	6/8/2016
Purchase of Class A Common Shares	250	6/8/2016
Purchase of Class A Common Shares	750	6/8/2016
Purchase of Class A Common Shares	1,000	6/8/2016
Purchase of Class A Common Shares	500	6/8/2016
Purchase of Class A Common Shares	2,500	6/8/2016
Purchase of Class A Common Shares	4,000	6/9/2016
Purchase of Class A Common Shares	5,000	6/10/2016
Purchase of Class A Common Shares	1,448	6/10/2016
Purchase of Class A Common Shares	10,000	6/10/2016
Purchase of Class A Common Shares	1,100	6/13/2016
Purchase of Class A Common Shares	700	6/13/2016
Purchase of Class A Common Shares	1,500	6/13/2016
Purchase of Class A Common Shares	2,500	6/13/2016
Purchase of Class A Common Shares	1,000	6/13/2016

I-13

Purchase of Class A Common Shares	1,100	6/13/2016
Purchase of Class A Common Shares	200	6/13/2016
Purchase of Class A Common Shares	700	6/13/2016
Purchase of Class A Common Shares	1,100	6/13/2016
Purchase of Class A Common Shares	900	6/13/2016
Purchase of Class A Common Shares	2,000	6/13/2016
Purchase of Class A Common Shares	1,000	6/13/2016
Purchase of Class A Common Shares	1,100	6/13/2016
Purchase of Class A Common Shares	1,000	6/13/2016
Purchase of Class A Common Shares	1,000	6/13/2016
Purchase of Class A Common Shares	1,000	6/13/2016
Purchase of Class A Common Shares	1,000	6/13/2016
Purchase of Class A Common Shares	1,000	6/13/2016
Purchase of Class A Common Shares	900	6/13/2016
Purchase of Class A Common Shares	1,100	6/13/2016
Purchase of Class A Common Shares	1,000	6/13/2016
Purchase of Class A Common Shares	100	6/13/2016
Purchase of Class A Common Shares	600	6/13/2016
Purchase of Class A Common Shares	1,000	6/13/2016
Purchase of Class A Common Shares	1,000	6/13/2016
Purchase of Class A Common Shares	1,600	6/13/2016
Purchase of Class A Common Shares	1,000	6/13/2016
Purchase of Class A Common Shares	1,300	6/13/2016
Purchase of Class A Common Shares	1,000	6/13/2016
Purchase of Class A Common Shares	600	6/13/2016
Purchase of Class A Common Shares	100	6/13/2016
Purchase of Class A Common Shares	900	6/13/2016
Purchase of Class A Common Shares	800	6/13/2016
Purchase of Class A Common Shares	800	6/13/2016
Purchase of Class A Common Shares	1,000	6/13/2016
Purchase of Class A Common Shares	2,000	6/13/2016
Purchase of Class A Common Shares	900	6/13/2016
Purchase of Class A Common Shares	100	6/13/2016
Purchase of Class A Common Shares	800	6/13/2016
Purchase of Class A Common Shares	800	6/13/2016
Purchase of Class A Common Shares	700	6/13/2016
Purchase of Class A Common Shares	1,000	6/13/2016
Purchase of Class A Common Shares	1,600	6/13/2016
Purchase of Class A Common Shares	400	6/13/2016
Purchase of Class A Common Shares	1,100	6/13/2016

I-14

Purchase of Class A Common Shares	400	6/13/2016
Purchase of Class A Common Shares	1,200	6/13/2016
Purchase of Class A Common Shares	300	6/13/2016
Purchase of Class A Common Shares	500	6/13/2016
Purchase of Class A Common Shares	1,100	6/13/2016
Purchase of Class A Common Shares	1,000	6/13/2016
Purchase of Class A Common Shares	300	6/13/2016
Purchase of Class A Common Shares	1,600	6/13/2016
Purchase of Class A Common Shares	1,400	6/13/2016
Purchase of Class A Common Shares	2,500	6/13/2016
Purchase of Class A Common Shares	8,000	6/13/2016
Purchase of Class A Common Shares	1,000	6/13/2016
Purchase of Class A Common Shares	1,600	6/13/2016
Purchase of Class A Common Shares	1,000	6/13/2016
Purchase of Class A Common Shares	900	6/14/2016
Purchase of Class A Common Shares	4,000	6/14/2016
Purchase of Class A Common Shares	1,600	6/14/2016
Purchase of Class A Common Shares	1,000	6/14/2016
Purchase of Class A Common Shares	1,500	6/14/2016
Purchase of Class A Common Shares	1,000	6/14/2016
Purchase of Class A Common Shares	900	6/14/2016
Purchase of Class A Common Shares	500	6/14/2016
Purchase of Class A Common Shares	500	6/14/2016
Purchase of Class A Common Shares	400	6/14/2016
Purchase of Class A Common Shares	1,500	6/14/2016
Purchase of Class A Common Shares	700	6/14/2016
Purchase of Class A Common Shares	1,000	6/14/2016
Purchase of Class A Common Shares	1,200	6/14/2016
Purchase of Class A Common Shares	1,300	6/14/2016
Purchase of Class A Common Shares	1,200	6/14/2016
Purchase of Class A Common Shares	1,200	6/14/2016
Purchase of Class A Common Shares	500	6/14/2016
Purchase of Class A Common Shares	900	6/14/2016
Purchase of Class A Common Shares	900	6/14/2016
Purchase of Class A Common Shares	1,500	6/14/2016
Purchase of Class A Common Shares	600	6/14/2016
Purchase of Class A Common Shares	1,200	6/14/2016
Purchase of Class A Common Shares	800	6/14/2016
Purchase of Class A Common Shares	600	6/14/2016
Purchase of Class A Common Shares	1,700	6/14/2016

I-15

Purchase of Class A Common Shares	500	6/14/2016
Purchase of Class A Common Shares	500	6/14/2016
Purchase of Class A Common Shares	900	6/14/2016
Purchase of Class A Common Shares	1,300	6/14/2016
Purchase of Class A Common Shares	300	6/14/2016
Purchase of Class A Common Shares	400	6/14/2016
Purchase of Class A Common Shares	600	6/14/2016
Purchase of Class A Common Shares	1,600	6/14/2016
Purchase of Class A Common Shares	500	6/14/2016
Purchase of Class A Common Shares	3,200	6/14/2016
Purchase of Class A Common Shares	400	6/14/2016
Purchase of Class A Common Shares	1,200	6/14/2016
Purchase of Class A Common Shares	2,000	6/14/2016
Purchase of Class A Common Shares	1,200	6/14/2016
Purchase of Class A Common Shares	1,200	6/14/2016
Purchase of Class A Common Shares	1,200	6/14/2016
Purchase of Class A Common Shares	1,200	6/14/2016
Purchase of Class A Common Shares	1,200	6/14/2016
Purchase of Class A Common Shares	1,200	6/14/2016
Purchase of Class A Common Shares	1,300	6/14/2016
Purchase of Class A Common Shares	3,200	6/14/2016
Purchase of Class A Common Shares	1,200	6/14/2016
Purchase of Class A Common Shares	1,300	6/14/2016
Purchase of Class A Common Shares	1,300	6/14/2016
Purchase of Class A Common Shares	3,200	6/14/2016
Purchase of Class A Common Shares	3,200	6/14/2016
Purchase of Class A Common Shares	89	6/14/2016
Purchase of Class A Common Shares	89	6/14/2016
Purchase of Class A Common Shares	175	6/14/2016
Purchase of Class A Common Shares	89	6/14/2016
Purchase of Class A Common Shares	429	6/14/2016
Purchase of Class A Common Shares	429	6/14/2016
Purchase of Class A Common Shares	1,600	6/15/2016
Purchase of Class A Common Shares	1,500	6/15/2016
Purchase of Class A Common Shares	1,100	6/15/2016
Purchase of Class A Common Shares	1,000	6/15/2016
Purchase of Class A Common Shares	1,300	6/15/2016
Purchase of Class A Common Shares	2,700	6/15/2016
Purchase of Class A Common Shares	700	6/15/2016
Purchase of Class A Common Shares	2,000	6/15/2016

I-16

Purchase of Class A Common Shares	2,500	6/15/2016
Purchase of Class A Common Shares	1,200	6/15/2016
Purchase of Class A Common Shares	1,200	6/15/2016
Purchase of Class A Common Shares	1,200	6/15/2016
Purchase of Class A Common Shares	1,200	6/15/2016
Purchase of Class A Common Shares	1,000	6/15/2016
Purchase of Class A Common Shares	800	6/15/2016
Purchase of Class A Common Shares	1,500	6/15/2016
Purchase of Class A Common Shares	1,200	6/15/2016
Purchase of Class A Common Shares	1,600	6/15/2016
Purchase of Class A Common Shares	1,200	6/15/2016
Purchase of Class A Common Shares	900	6/15/2016
Purchase of Class A Common Shares	1,200	6/15/2016
Purchase of Class A Common Shares	1,500	6/15/2016
Purchase of Class A Common Shares	1,300	6/15/2016
Purchase of Class A Common Shares	1,600	6/15/2016
Purchase of Class A Common Shares	1,500	6/15/2016
Sale of Class A Common Shares	(1,000)	6/15/2016
Purchase of Class A Common Shares	1,200	6/15/2016
Purchase of Class A Common Shares	1,200	6/15/2016
Purchase of Class A Common Shares	1,300	6/15/2016
Purchase of Class A Common Shares	4,000	6/15/2016
Purchase of Class A Common Shares	1,600	6/15/2016
Purchase of Class A Common Shares	1,500	6/15/2016
Purchase of Class A Common Shares	9,000	6/21/2016
Purchase of Class A Common Shares	4,000	6/21/2016
Purchase of Class A Common Shares	4,000	6/21/2016
Purchase of Class A Common Shares	1,481	6/21/2016
Purchase of Class A Common Shares	10,500	6/21/2016
Purchase of Class A Common Shares	800	6/21/2016
Purchase of Class A Common Shares	8,900	6/21/2016
Purchase of Class A Common Shares	900	6/21/2016
Purchase of Class A Common Shares	2,000	6/21/2016
Purchase of Class A Common Shares	11,100	6/21/2016
Purchase of Class A Common Shares	2,000	6/22/2016
Purchase of Class A Common Shares	5,000	6/22/2016
Purchase of Class A Common Shares	1,500	6/22/2016
Purchase of Class A Common Shares	500	6/22/2016
Purchase of Class A Common Shares	800	6/22/2016
Purchase of Class A Common Shares	2,000	6/22/2016

I-17

Purchase of Class A Common Shares	200	6/22/2016
Purchase of Class A Common Shares	2,400	6/22/2016
Purchase of Class A Common Shares	1,000	6/23/2016
Purchase of Class A Common Shares	5,000	6/23/2016
Purchase of Class A Common Shares	4,000	6/23/2016
Purchase of Class A Common Shares	500	6/23/2016
Purchase of Class A Common Shares	1,000	6/23/2016
Purchase of Class A Common Shares	800	6/23/2016
Purchase of Class A Common Shares	800	6/23/2016
Purchase of Class A Common Shares	2,000	6/23/2016
Purchase of Class A Common Shares	500	6/23/2016
Purchase of Class A Common Shares	500	6/23/2016
Purchase of Class A Common Shares	1,000	6/23/2016
Purchase of Class A Common Shares	1,000	6/23/2016
Purchase of Class A Common Shares	2,000	6/23/2016
Purchase of Class A Common Shares	9,000	6/24/2016
Purchase of Class A Common Shares	483	6/24/2016
Purchase of Class A Common Shares	1,360	6/24/2016
Purchase of Class A Common Shares	1,000	6/24/2016
Purchase of Class A Common Shares	1,000	6/24/2016
Purchase of Class A Common Shares	1,000	6/24/2016
Purchase of Class A Common Shares	500	6/24/2016
Purchase of Class A Common Shares	1,500	6/24/2016
Purchase of Class A Common Shares	3,965	6/24/2016
Purchase of Class A Common Shares	500	6/24/2016
Purchase of Class A Common Shares	1,000	6/24/2016
Purchase of Class A Common Shares	7,000	6/24/2016
Purchase of Class A Common Shares	469	6/24/2016
Purchase of Class A Common Shares	1,000	6/24/2016
Purchase of Class A Common Shares	500	6/24/2016
Purchase of Class A Common Shares	4,000	6/27/2016
Purchase of Class A Common Shares	15,000	6/27/2016
Purchase of Class A Common Shares	3,000	6/28/2016
Purchase of Class A Common Shares	5,602	6/28/2016
Purchase of Class A Common Shares	1,000	6/28/2016
Purchase of Class A Common Shares	10,000	6/28/2016
Purchase of Class A Common Shares	200	6/28/2016
Purchase of Class A Common Shares	800	6/28/2016
Purchase of Class A Common Shares	1,000	6/28/2016
Purchase of Class A Common Shares	1,000	6/28/2016

I-18

Purchase of Class A Common Shares	2,000	6/29/2016
Purchase of Class A Common Shares	1,500	6/29/2016
Purchase of Class A Common Shares	2,000	6/29/2016
Purchase of Class A Common Shares	1,000	6/29/2016
Purchase of Class A Common Shares	1,500	6/29/2016
Purchase of Class A Common Shares	500	6/29/2016
Purchase of Class A Common Shares	1,600	6/29/2016
Purchase of Class A Common Shares	465	6/29/2016
Purchase of Class A Common Shares	5,000	6/29/2016
Purchase of Class A Common Shares	500	6/29/2016
Purchase of Class A Common Shares	1,000	6/29/2016
Purchase of Class A Common Shares	500	6/29/2016
Purchase of Class A Common Shares	10,000	6/29/2016
Purchase of Class A Common Shares	2,500	6/30/2016
Purchase of Class A Common Shares	5,000	6/30/2016
Purchase of Class A Common Shares	4,398	6/30/2016
Purchase of Class A Common Shares	483	6/30/2016
Purchase of Class A Common Shares	1,000	6/30/2016
Purchase of Class A Common Shares	500	6/30/2016
Purchase of Class A Common Shares	200	6/30/2016
Purchase of Class A Common Shares	3,000	6/30/2016
Purchase of Class A Common Shares	500	7/1/2016
Purchase of Class A Common Shares	600	7/1/2016
Purchase of Class A Common Shares	1,800	7/1/2016
Purchase of Class A Common Shares	465	7/1/2016
Purchase of Class A Common Shares	1,000	7/1/2016
Purchase of Class A Common Shares	1,511	7/1/2016
Purchase of Class A Common Shares	2,000	7/5/2016
Purchase of Class A Common Shares	10,000	7/5/2016
Purchase of Class A Common Shares	5,000	7/5/2016
Purchase of Class A Common Shares	500	7/5/2016
Purchase of Class A Common Shares	8,289	7/5/2016
Purchase of Class A Common Shares	635	7/5/2016
Purchase of Class A Common Shares	1,000	7/6/2016
Purchase of Class A Common Shares	700	7/6/2016
Purchase of Class A Common Shares	1,500	7/6/2016
Purchase of Class A Common Shares	15,000	7/8/2016
Purchase of Class A Common Shares	12,000	7/8/2016
Purchase of Class A Common Shares	500	7/12/2016
Sale of Class A Common Shares	(10,000)	7/13/2016

I-19

Purchase of Class A Common Shares	3,000	7/15/2016
Sale of Class A Common Shares	(1,000)	7/21/2016
Purchase of Class A Common Shares	2,500	7/21/2016
Purchase of Class A Common Shares	500	7/22/2016
Sale of Class A Common Shares	(500)	7/25/2016
Purchase of Class A Common Shares	400	7/26/2016
Purchase of Class A Common Shares	2,000	7/28/2016
Purchase of Class A Common Shares	378	7/28/2016
Purchase of Class A Common Shares	378	7/28/2016
Purchase of Class A Common Shares	500	7/29/2016
Purchase of Class A Common Shares	500	7/29/2016
Purchase of Class A Common Shares	500	7/29/2016
Purchase of Class A Common Shares	200	7/29/2016
Purchase of Class A Common Shares	500	7/29/2016
Sale of Class A Common Shares	(1,119)	8/1/2016
Purchase of Class A Common Shares	1,000	8/1/2016
Purchase of Class A Common Shares	1,500	8/5/2016
Purchase of Class A Common Shares	400	8/5/2016
Purchase of Class A Common Shares	200	8/5/2016
Purchase of Class A Common Shares	1,000	8/8/2016
Purchase of Class A Common Shares	1,000	8/8/2016
Purchase of Class A Common Shares	500	8/8/2016
Purchase of Class A Common Shares	400	8/8/2016
Purchase of Class A Common Shares	900	8/9/2016
Purchase of Class A Common Shares	2,000	8/9/2016
Purchase of Class A Common Shares	4,000	8/9/2016
Purchase of Class A Common Shares	200	8/9/2016
Purchase of Class A Common Shares	400	8/9/2016
Purchase of Class A Common Shares	2,400	8/9/2016
Purchase of Class A Common Shares	1,700	8/9/2016
Purchase of Class A Common Shares	900	8/9/2016
Purchase of Class A Common Shares	5,000	8/10/2016
Purchase of Class A Common Shares	2,824	8/10/2016
Purchase of Class A Common Shares	2,000	8/11/2016
Sale of Class A Common Shares	(1,500)	8/15/2016
Sale of Class A Common Shares	(2,500)	8/15/2016
Sale of Class A Common Shares	(500)	8/17/2016
Purchase of Class A Common Shares	900	8/18/2016
Sale of Class A Common Shares	(1,000)	8/18/2016
Purchase of Class A Common Shares	1,500	8/19/2016

I-20

Purchase of Class A Common Shares	483	8/19/2016
Purchase of Class A Common Shares	242	8/19/2016
Sale of Class A Common Shares	(600)	8/23/2016
Purchase of Class A Common Shares	200	8/24/2016
Sale of Class A Common Shares	(1,000)	8/26/2016
Purchase of Class A Common Shares	500	8/30/2016
Purchase of Class A Common Shares	400	8/30/2016
Purchase of Class A Common Shares	3,000	8/31/2016
Purchase of Class A Common Shares	300	9/1/2016
Purchase of Class A Common Shares	300	9/1/2016
Purchase of Class A Common Shares	400	9/1/2016
Purchase of Class A Common Shares	500	9/2/2016
Purchase of Class A Common Shares	500	9/6/2016
Purchase of Class A Common Shares	1,000	9/9/2016
Purchase of Class A Common Shares	2,000	9/12/2016
Purchase of Class A Common Shares	5,000	9/12/2016
Purchase of Class A Common Shares	500	9/12/2016
Purchase of Class A Common Shares	500	9/12/2016
Purchase of Class A Common Shares	300	9/12/2016
Purchase of Class A Common Shares	500	9/12/2016
Purchase of Class A Common Shares	600	9/14/2016
Purchase of Class A Common Shares	500	9/15/2016
Sale of Class A Common Shares	(400)	9/15/2016
Sale of Class A Common Shares	(400)	9/16/2016
Purchase of Class A Common Shares	1,100	9/19/2016
Sale of Class A Common Shares	(1,000)	9/19/2016
Purchase of Class A Common Shares	1,000	9/20/2016
Purchase of Class A Common Shares	200	9/20/2016
Purchase of Class A Common Shares	2,000	9/21/2016
Purchase of Class A Common Shares	500	9/21/2016
Purchase of Class A Common Shares	500	9/21/2016
Sale of Class A Common Shares	(1,035)	9/23/2016
Purchase of Class A Common Shares	4,000	9/27/2016
Purchase of Class A Common Shares	300	9/27/2016
Purchase of Class A Common Shares	500	9/29/2016
Purchase of Class A Common Shares	300	9/29/2016
Purchase of Class A Common Shares	3,000	10/3/2016
Purchase of Class A Common Shares	1,000	10/5/2016
Sale of Class A Common Shares	(103)	10/6/2016
Sale of Class A Common Shares	(103)	10/6/2016

I-21

Sale of Class A Common Shares	(500)	10/6/2016
Sale of Class A Common Shares	(4,000)	10/11/2016
Purchase of Class A Common Shares	2,000	10/12/2016
Purchase of Class A Common Shares	1,000	10/12/2016
Purchase of Class A Common Shares	500	10/12/2016
Purchase of Class A Common Shares	1,000	10/13/2016
Purchase of Class A Common Shares	1,000	10/14/2016
Purchase of Class A Common Shares	500	10/14/2016
Sale of Class A Common Shares	(700)	10/14/2016
Purchase of Class A Common Shares	1,000	10/17/2016
Purchase of Class A Common Shares	400	10/18/2016
Purchase of Class A Common Shares	1,000	10/20/2016
Purchase of Class A Common Shares	800	10/21/2016
Purchase of Class A Common Shares	5,000	10/24/2016
Purchase of Class A Common Shares	800	10/24/2016
Purchase of Class A Common Shares	500	10/24/2016
Sale of Class A Common Shares	(1,000)	10/25/2016
Purchase of Class A Common Shares	1,000	10/25/2016
Purchase of Class A Common Shares	5,000	10/25/2016
Purchase of Class A Common Shares	300	10/25/2016
Purchase of Class A Common Shares	300	10/25/2016
Purchase of Class A Common Shares	200	10/25/2016
Purchase of Class A Common Shares	200	10/25/2016
Purchase of Class A Common Shares	1,000	10/25/2016
Purchase of Class A Common Shares	500	10/25/2016
Purchase of Class A Common Shares	1,000	10/25/2016
Purchase of Class A Common Shares	500	10/25/2016
Purchase of Class A Common Shares	600	10/25/2016
Purchase of Class A Common Shares	1,000	10/26/2016
Purchase of Class A Common Shares	1,000	10/26/2016
Purchase of Class A Common Shares	1,000	10/26/2016
Purchase of Class A Common Shares	2,000	10/26/2016
Purchase of Class A Common Shares	400	10/27/2016
Purchase of Class A Common Shares	2,000	10/27/2016
Purchase of Class A Common Shares	600	10/28/2016
Sale of Class A Common Shares	(1,000)	10/28/2016
Sale of Class A Common Shares	(500)	10/28/2016
Sale of Class A Common Shares	(1,000)	10/31/2016
Purchase of Class A Common Shares	500	10/31/2016
Purchase of Class A Common Shares	300	10/31/2016

I-22

Purchase of Class A Common Shares	100	10/31/2016
Purchase of Class A Common Shares	500	10/31/2016
Purchase of Class A Common Shares	500	11/1/2016
Purchase of Class A Common Shares	1,000	11/1/2016
Purchase of Class A Common Shares	500	11/2/2016
Purchase of Class A Common Shares	189	11/2/2016
Purchase of Class A Common Shares	4,000	11/2/2016
Purchase of Class A Common Shares	1,000	11/2/2016
Purchase of Class A Common Shares	2,000	11/3/2016
Purchase of Class A Common Shares	1,000	11/3/2016
Purchase of Class A Common Shares	1,000	11/3/2016
Purchase of Class A Common Shares	1,000	11/3/2016
Purchase of Class A Common Shares	400	11/3/2016
Purchase of Class A Common Shares	965	11/4/2016
Purchase of Class A Common Shares	500	11/4/2016
Sale of Class A Common Shares	(1,000)	11/7/2016
Sale of Class A Common Shares	(400)	11/7/2016
Sale of Class A Common Shares	(500)	11/7/2016
Purchase of Class A Common Shares	1,000	11/7/2016
Purchase of Class A Common Shares	1,000	11/7/2016
Purchase of Class A Common Shares	200	11/7/2016
Purchase of Class A Common Shares	500	11/8/2016
Purchase of Class A Common Shares	400	11/8/2016
Purchase of Class A Common Shares	1,000	11/8/2016
Purchase of Class A Common Shares	500	11/8/2016
Sale of Class A Common Shares	(20,000)	11/9/2016
Sale of Class A Common Shares	(20,000)	11/10/2016
Purchase of Class A Common Shares	100	11/10/2016
Sale of Class A Common Shares	(500)	11/11/2016
Purchase of Class A Common Shares	1,483	11/11/2016
Purchase of Class A Common Shares	1,900	11/11/2016
Purchase of Class A Common Shares	6,000	11/11/2016
Purchase of Class A Common Shares	1,000	11/11/2016
Purchase of Class A Common Shares	6,000	11/11/2016
Sale of Class A Common Shares	(800)	11/14/2016
Sale of Class A Common Shares	(500)	11/14/2016
Sale of Class A Common Shares	(1,000)	11/14/2016
Sale of Class A Common Shares	(15,000)	11/14/2016
Purchase of Class A Common Shares	483	11/15/2016
Purchase of Class A Common Shares	4,000	11/15/2016

I-23

Sale of Class A Common Shares	(7,000)	11/16/2016
Purchase of Class A Common Shares	600	11/16/2016
Purchase of Class A Common Shares	1,000	11/16/2016
Sale of Class A Common Shares	(9,000)	11/16/2016
Purchase of Class A Common Shares	5,000	11/17/2016
Purchase of Class A Common Shares	700	11/18/2016
Sale of Class A Common Shares	(1,000)	11/21/2016
Sale of Class A Common Shares	(1,000)	11/21/2016
Sale of Class A Common Shares	(2,000)	11/21/2016
Sale of Class A Common Shares	(500)	11/21/2016
Sale of Class A Common Shares	(500)	11/21/2016
Sale of Class A Common Shares	(1,500)	11/21/2016
Purchase of Class A Common Shares	1,000	11/22/2016
Purchase of Class A Common Shares	2,000	11/22/2016
Purchase of Class A Common Shares	9,977	11/22/2016
Purchase of Class A Common Shares	100	11/22/2016
Purchase of Class A Common Shares	100	11/22/2016
Purchase of Class A Common Shares	1,000	11/22/2016
Sale of Class A Common Shares	(1,000)	11/22/2016
Sale of Class A Common Shares	(800)	11/22/2016
Sale of Class A Common Shares	(500)	11/22/2016
Sale of Class A Common Shares	(4,000)	11/23/2016
Purchase of Class A Common Shares	600	11/23/2016
Purchase of Class A Common Shares	1,000	11/23/2016
Sale of Class A Common Shares	(400)	11/28/2016
Purchase of Class A Common Shares	2,000	11/29/2016
Purchase of Class A Common Shares	468	11/29/2016
Purchase of Class A Common Shares	10,000	11/29/2016
Sale of Class A Common Shares	(800)	11/30/2016
Sale of Class A Common Shares	(535)	12/1/2016
Disposition of Class A Common Shares*	(4,000)	12/1/2016
Purchase of Class A Common Shares	16,000	12/2/2016
Disposition of Class A Common Shares*	(1,300)	12/2/2016
Purchase of Class A Common Shares	15,000	12/5/2016
Sale of Class A Common Shares	(1,294)	12/5/2016

*Represents the termination of voting and dispositive power over shares held in separately managed accounts to which GAMCO served as the investment manager.

I-24

Sale of Class A Common Shares	(1,294)	12/5/2016
Sale of Class A Common Shares	(1,552)	12/5/2016
Sale of Class A Common Shares	(1,000)	12/5/2016
Sale of Class A Common Shares	(700)	12/5/2016
Purchase of Class A Common Shares	2,300	12/6/2016
Sale of Class A Common Shares	(800)	12/7/2016
Sale of Class A Common Shares	(4,000)	12/7/2016
Purchase of Class A Common Shares	4,000	12/8/2016
Sale of Class A Common Shares	(500)	12/8/2016
Sale of Class A Common Shares	(1,000)	12/8/2016
Purchase of Class A Common Shares	5,000	12/8/2016
Purchase of Class A Common Shares	500	12/8/2016
Disposition of Class A Common Shares*	(258)	12/8/2016
Purchase of Class A Common Shares	10,000	12/9/2016
Sale of Class A Common Shares	(2,000)	12/9/2016
Sale of Class A Common Shares	(500)	12/9/2016
Sale of Class A Common Shares	(2,000)	12/12/2016
Sale of Class A Common Shares	(1,500)	12/12/2016
Sale of Class A Common Shares	(500)	12/12/2016
Purchase of Class A Common Shares	10,000	12/13/2016
Sale of Class A Common Shares	(3,228)	12/13/2016
Purchase of Class A Common Shares	500	12/13/2016
Purchase of Class A Common Shares	8,000	12/13/2016
Purchase of Class A Common Shares	3,700	12/13/2016
Sale of Class A Common Shares	(1,552)	12/13/2016
Purchase of Class A Common Shares	12,000	12/13/2016
Sale of Class A Common Shares	(800)	12/13/2016
Sale of Class A Common Shares	(1,500)	12/14/2016
Purchase of Class A Common Shares	10,000	12/14/2016
Purchase of Class A Common Shares	4,000	12/15/2016
Sale of Class A Common Shares	(1,000)	12/15/2016
Purchase of Class A Common Shares	15,000	12/15/2016
Purchase of Class A Common Shares	5,000	12/15/2016
Sale of Class A Common Shares	(2,000)	12/16/2016
Purchase of Class A Common Shares	15,000	12/16/2016
Purchase of Class A Common Shares	3,000	12/16/2016

*Represents the termination of voting and dispositive power over shares held in separately managed accounts to which GAMCO served as the investment manager.

I-25

Sale of Class A Common Shares	(1,000)	12/19/2016
Purchase of Class A Common Shares	4,800	12/19/2016
Purchase of Class A Common Shares	3,400	12/19/2016
Purchase of Class A Common Shares	1,800	12/19/2016
Sale of Class A Common Shares	(700)	12/20/2016
Sale of Class A Common Shares	(400)	12/21/2016
Sale of Class A Common Shares	(2,483)	12/21/2016
Disposition of Class A Common Shares*	(5,702)	12/21/2016
Purchase of Class A Common Shares	12,000	12/22/2016
Sale of Class A Common Shares	(1,000)	12/23/2016
Purchase of Class A Common Shares	7,300	12/23/2016
Sale of Class A Common Shares	(1,000)	12/23/2016
Sale of Class A Common Shares	(1,800)	12/27/2016
Sale of Class A Common Shares	(1,000)	12/27/2016
Sale of Class A Common Shares	(2,000)	12/27/2016
Acquisition of Class A Common Shares **	5,702	12/29/2016
Purchase of Class A Common Shares	50,000	12/30/2016
Sale of Class A Common Shares	(4,000)	12/30/2016
Disposition of Class A Common Shares*	(2,329)	12/30/2016
Purchase of Class A Common Shares	1,571	1/3/2017
Purchase of Class A Common Shares	2,429	1/4/2017
Purchase of Class A Common Shares	45,081	1/4/2017
Purchase of Class A Common Shares	4,400	1/4/2017
Sale of Class A Common Shares	(623)	1/4/2017
Purchase of Class A Common Shares	14,942	1/5/2017
Purchase of Class A Common Shares	6,300	1/5/2017
Purchase of Class A Common Shares	2,000	1/6/2017
Purchase of Class A Common Shares	1,367	1/6/2017
Disposition of Class A Common Shares *	(900)	1/6/2017
Purchase of Class A Common Shares	1,000	1/9/2017
Disposition of Class A Common Shares*	(672)	1/11/2017

*Represents the termination of voting and dispositive power over shares held in separately managed accounts to which GAMCO served as the investment manager.

**Represents the acquisition of voting and dispositive power over shares held in separately managed accounts to which GAMCO serves as the investment manager.

I-26

Disposition of Class A Common Shares*	(517)	1/17/2017
Purchase of Class A Common Shares	490	1/18/2017
Purchase of Class A Common Shares	400	1/18/2017
Purchase of Class A Common Shares	1,510	1/19/2017
Purchase of Class A Common Shares	29,100	1/19/2017
Sale of Class A Common Shares	(3,000)	1/19/2017
Purchase of Class A Common Shares	1,000	1/19/2017
Purchase of Class A Common Shares	1,518	1/20/2017
Purchase of Class A Common Shares	9,482	1/23/2017
Purchase of Class A Common Shares	1,700	1/24/2017
Sale of Class A Common Shares	(517)	1/25/2017
Disposition of Class A Common Shares*	(200)	1/25/2017
Purchase of Class A Common Shares	24,200	1/27/2017
Purchase of Class A Common Shares	29,392	1/30/2017
Sale of Class A Common Shares	(200)	1/31/2017
Sale of Class A Common Shares	(1,200)	2/1/2017
Purchase of Class A Common Shares	3,000	2/1/2017
Purchase of Class A Common Shares	14,700	2/2/2017
Sale of Class A Common Shares	(500)	2/3/2017
Sale of Class A Common Shares	(59,000)	2/3/2017
Sale of Class A Common Shares	(2,000)	2/3/2017
Purchase of Class A Common Shares	500	2/3/2017
Sale of Class A Common Shares	(10,000)	2/6/2017
Purchase of Class A Common Shares	3,409	2/7/2017
Sale of Class A Common Shares	(20,700)	2/7/2017
Purchase of Class A Common Shares	14,999	2/8/2017
Purchase of Class A Common Shares	500	2/8/2017
Sale of Class A Common Shares	(9,300)	2/9/2017
Purchase of Class A Common Shares	500	2/9/2017
Sale of Class A Common Shares	(800)	2/13/2017
Purchase of Class A Common Shares	800	2/13/2017
Sale of Class A Common Shares	(3,000)	2/15/2017
Sale of Class A Common Shares	(2,000)	2/15/2017
Sale of Class A Common Shares	(1,500)	2/15/2017
Sale of Class A Common Shares	(2,000)	2/15/2017

*Represents the termination of voting and dispositive power over shares held in separately managed accounts to which GAMCO served as the investment manager.

I-27

Sale of Class A Common Shares	(6,027)	2/15/2017
Sale of Class A Common Shares	(670)	2/15/2017
Sale of Class A Common Shares	(2,578)	2/16/2017
Purchase of Class A Common Shares	15,000	2/16/2017
Sale of Class A Common Shares	(1,395)	2/21/2017
Sale of Class A Common Shares	(7,000)	2/21/2017
Sale of Class A Common Shares	(1,200)	2/22/2017
Sale of Class A Common Shares	(340)	2/22/2017
Sale of Class A Common Shares	(6,000)	2/24/2017
Sale of Class A Common Shares	(500)	2/24/2017
Sale of Class A Common Shares	(400)	2/24/2017
Sale of Class A Common Shares	(300)	2/24/2017
Sale of Class A Common Shares	(2,000)	2/27/2017
Sale of Class A Common Shares	(1,500)	2/27/2017
Sale of Class A Common Shares	(2,000)	2/27/2017
Sale of Class A Common Shares	(400)	2/27/2017
Sale of Class A Common Shares	(1,200)	2/27/2017
Sale of Class A Common Shares	(1,000)	2/27/2017
Sale of Class A Common Shares	(1,399)	2/27/2017
Sale of Class A Common Shares	(1,399)	2/27/2017
Sale of Class A Common Shares	(1,500)	2/27/2017
Sale of Class A Common Shares	(1,000)	2/27/2017
Sale of Class A Common Shares	(800)	2/27/2017
Sale of Class A Common Shares	(400)	2/28/2017
Sale of Class A Common Shares	(1,000)	3/1/2017
Sale of Class A Common Shares	(500)	3/2/2017
Purchase of Class A Common Shares	1,500	3/2/2017
Sale of Class A Common Shares	(352)	3/2/2017
Sale of Class A Common Shares	(235)	3/2/2017
Sale of Class A Common Shares	(1,500)	3/7/2017
Purchase of Class A Common Shares	500	3/8/2017
Purchase of Class A Common Shares	500	3/9/2017
Purchase of Class A Common Shares	500	3/10/2017
Purchase of Class A Common Shares	2,000	3/10/2017
Sale of Class A Common Shares	(200)	3/10/2017
Purchase of Class A Common Shares	483	3/15/2017
Purchase of Class A Common Shares	430	3/21/2017
Purchase of Class A Common Shares	352	3/21/2017
Purchase of Class A Common Shares	10,000	3/23/2017
Sale of Class A Common Shares	(800)	3/23/2017

I-28

Purchase of Class A Common Shares	10,000	3/23/2017
Purchase of Class A Common Shares	400	3/23/2017
Sale of Class A Common Shares	(4,000)	3/24/2017
Purchase of Class A Common Shares	10,000	3/24/2017
Purchase of Class A Common Shares	28,276	3/28/2017
Purchase of Class A Common Shares	648	3/28/2017
Purchase of Class A Common Shares	648	3/28/2017
Purchase of Class A Common Shares	400	3/28/2017
Purchase of Class A Common Shares	6,724	3/29/2017
Sale of Class A Common Shares	(4,000)	3/31/2017
Sale of Class A Common Shares	(1,000)	3/31/2017
Sale of Class A Common Shares	(623)	4/5/2017
Sale of Class A Common Shares	(2,700)	4/5/2017
Sale of Class A Common Shares	(1,000)	4/5/2017
Sale of Class A Common Shares	(829)	4/5/2017
Sale of Class A Common Shares	(4,000)	4/6/2017
Sale of Class A Common Shares	(2,000)	4/7/2017
Sale of Class A Common Shares	(1,000)	4/7/2017
Sale of Class A Common Shares	(158)	4/10/2017
Sale of Class A Common Shares	(2,000)	4/11/2017
Sale of Class A Common Shares	(1,000)	4/11/2017
Sale of Class A Common Shares	(500)	4/11/2017
Sale of Class A Common Shares	(4,000)	4/12/2017
Purchase of Class A Common Shares	15,000	4/12/2017
Purchase of Class A Common Shares	5,000	4/13/2017
Sale of Class A Common Shares	(200)	4/24/2017
Purchase of Class A Common Shares	1,000	4/25/2017
Purchase of Class A Common Shares	3,000	4/26/2017
Purchase of Class A Common Shares	5,000	4/26/2017
Sale of Class A Common Shares	(1,000)	4/26/2017
Sale of Class A Common Shares	(400)	4/26/2017
Purchase of Class A Common Shares	5,000	5/4/2017
Purchase of Class A Common Shares	5,000	5/5/2017
Purchase of Class A Common Shares	1,000	5/8/2017
Purchase of Class A Common Shares	6,000	5/9/2017
Purchase of Class A Common Shares	1,500	5/9/2017
Purchase of Class A Common Shares	1,500	5/10/2017
Purchase of Class A Common Shares	400	5/10/2017
Purchase of Class A Common Shares	700	5/10/2017
Purchase of Class A Common Shares	2,000	5/11/2017

I-29

Purchase of Class A Common Shares	5,000	5/12/2017
Purchase of Class A Common Shares	2,000	5/12/2017
Purchase of Class A Common Shares	1,937	5/12/2017
Purchase of Class A Common Shares	5,000	5/12/2017
Purchase of Class A Common Shares	19,000	5/12/2017
Purchase of Class A Common Shares	500	5/12/2017
Purchase of Class A Common Shares	300	5/12/2017
Purchase of Class A Common Shares	5,000	5/15/2017
Purchase of Class A Common Shares	1,200	5/15/2017
Purchase of Class A Common Shares	1,200	5/15/2017
Purchase of Class A Common Shares	4,000	5/15/2017
Purchase of Class A Common Shares	4,000	5/15/2017
Purchase of Class A Common Shares	1,200	5/15/2017
Purchase of Class A Common Shares	1,063	5/15/2017
Purchase of Class A Common Shares	23,366	5/15/2017
Purchase of Class A Common Shares	1,030	5/15/2017
Purchase of Class A Common Shares	8,000	5/15/2017
Purchase of Class A Common Shares	1,200	5/15/2017
Purchase of Class A Common Shares	8,000	5/15/2017
Purchase of Class A Common Shares	474	5/15/2017
Purchase of Class A Common Shares	474	5/15/2017
Purchase of Class A Common Shares	500	5/15/2017
Purchase of Class A Common Shares	500	5/15/2017
Purchase of Class A Common Shares	4,000	5/16/2017
Purchase of Class A Common Shares	300	5/16/2017
Purchase of Class A Common Shares	10,000	5/16/2017
Purchase of Class A Common Shares	1,000	5/16/2017
Purchase of Class A Common Shares	1,000	5/16/2017
Purchase of Class A Common Shares	800	5/16/2017
Purchase of Class A Common Shares	8,149	5/17/2017
Purchase of Class A Common Shares	4,000	5/17/2017
Purchase of Class A Common Shares	11,700	5/17/2017
Purchase of Class A Common Shares	1,000	5/17/2017
Purchase of Class A Common Shares	200	5/17/2017
Purchase of Class A Common Shares	1,000	5/18/2017
Purchase of Class A Common Shares	1,000	5/19/2017
Purchase of Class A Common Shares	25,000	5/22/2017
Purchase of Class A Common Shares	965	5/22/2017
Purchase of Class A Common Shares	965	5/22/2017
Purchase of Class A Common Shares	1,750	5/22/2017

I-30

Purchase of Class A Common Shares	1,750	5/22/2017
Purchase of Class A Common Shares	1,000	5/22/2017
Purchase of Class A Common Shares	2,000	5/23/2017
Purchase of Class A Common Shares	500	5/23/2017
Purchase of Class A Common Shares	44,612	5/24/2017
Purchase of Class A Common Shares	500	5/24/2017
Purchase of Class A Common Shares	500	5/24/2017
Purchase of Class A Common Shares	1,000	5/25/2017
Purchase of Class A Common Shares	28,888	5/25/2017
Purchase of Class A Common Shares	483	5/25/2017
Purchase of Class A Common Shares	483	5/25/2017
Purchase of Class A Common Shares	3,289	5/25/2017
Purchase of Class A Common Shares	10,000	5/26/2017
Purchase of Class A Common Shares	400	5/26/2017
Purchase of Class A Common Shares	9,985	5/26/2017
Purchase of Class A Common Shares	1,000	5/26/2017
Sale of Class A Common Shares	(2,300)	5/26/2017
Sale of Class A Common Shares	(2,500)	5/26/2017
Purchase of Class A Common Shares	5,000	5/26/2017
Purchase of Class A Common Shares	2,000	5/26/2017
Purchase of Class A Common Shares	200	5/30/2017
Purchase of Class A Common Shares	400	5/30/2017
Purchase of Class A Common Shares	1,500	5/30/2017
Purchase of Class A Common Shares	500	5/30/2017
Purchase of Class A Common Shares	5,077	5/31/2017
Purchase of Class A Common Shares	4,000	6/1/2017
Purchase of Class A Common Shares	5,500	6/1/2017
Purchase of Class A Common Shares	4,000	6/1/2017
Purchase of Class A Common Shares	2,723	6/2/2017
Purchase of Class A Common Shares	1,500	6/5/2017
Purchase of Class A Common Shares	1,500	6/5/2017
Purchase of Class A Common Shares	4,000	6/5/2017
Purchase of Class A Common Shares	2,000	6/5/2017
Purchase of Class A Common Shares	1,000	6/6/2017
Purchase of Class A Common Shares	15,000	6/7/2017
Purchase of Class A Common Shares	10,000	6/7/2017
Purchase of Class A Common Shares	30,000	6/9/2017
Purchase of Class A Common Shares	20,000	6/15/2017
Purchase of Class A Common Shares	483	6/19/2017
Purchase of Class A Common Shares	15,000	6/19/2017

I-31

Purchase of Class A Common Shares	500	6/19/2017
Purchase of Class A Common Shares	400	6/19/2017
Purchase of Class A Common Shares	12,000	6/20/2017
Purchase of Class A Common Shares	3,500	6/20/2017
Disposition of Class A Common Shares*	(19,002)	6/21/2017
Purchase of Class A Common Shares	13,000	6/22/2017
Purchase of Class A Common Shares	400	6/22/2017
Purchase of Class A Common Shares	100	6/22/2017
Purchase of Class A Common Shares	1,000	6/22/2017
Purchase of Class A Common Shares	4,500	6/22/2017
Purchase of Class A Common Shares	500	6/22/2017
Disposition of Class A Common Shares*	(20,001)	6/22/2017
Sale of Class A Common Shares	(4,000)	6/23/2017
Purchase of Class A Common Shares	2,000	6/23/2017
Purchase of Class A Common Shares	5,000	6/26/2017
Sale of Class A Common Shares	(2,200)	6/26/2017
Purchase of Class A Common Shares	5,000	6/26/2017
Purchase of Class A Common Shares	700	6/27/2017
Purchase of Class A Common Shares	400	6/27/2017
Purchase of Class A Common Shares	100	6/27/2017
Purchase of Class A Common Shares	100	6/27/2017
Purchase of Class A Common Shares	100	6/27/2017
Purchase of Class A Common Shares	15,000	6/28/2017
Sale of Class A Common Shares	(517)	6/28/2017
Sale of Class A Common Shares	(1,000)	6/28/2017
Sale of Class A Common Shares	(500)	6/29/2017
Purchase of Class A Common Shares	655	6/29/2017
Purchase of Class A Common Shares	4,000	6/30/2017
Purchase of Class A Common Shares	500	6/30/2017
Purchase of Class A Common Shares	15,000	6/30/2017
Sale of Class A Common Shares	(300)	7/5/2017
Sale of Class A Common Shares	(400)	7/5/2017
Sale of Class A Common Shares	(160)	7/5/2017
Purchase of Class A Common Shares	2,000	7/7/2017
Sale of Class A Common Shares	(400)	7/10/2017

*Represents the termination of voting and dispositive power over shares held in separately managed accounts to which GAMCO served as the investment manager.

I-32

Purchase of Class A Common Shares	4,000	7/10/2017
Sale of Class A Common Shares	(200)	7/10/2017
Purchase of Class A Common Shares	300	7/10/2017
Purchase of Class A Common Shares	500	7/10/2017
Purchase of Class A Common Shares	500	7/10/2017
Purchase of Class A Common Shares	500	7/10/2017
Purchase of Class A Common Shares	500	7/10/2017
Purchase of Class A Common Shares	500	7/10/2017
Purchase of Class A Common Shares	10,000	7/11/2017
Sale of Class A Common Shares	(9,000)	7/11/2017
Purchase of Class A Common Shares	2,000	7/11/2017
Sale of Class A Common Shares	(200)	7/11/2017
Purchase of Class A Common Shares	2,000	7/13/2017
Disposition of Class A Common Shares*	(1,600)	7/13/2017
Sale of Class A Common Shares	(800)	7/14/2017
Purchase of Class A Common Shares	4,000	7/17/2017
Purchase of Class A Common Shares	1,000	7/19/2017
Purchase of Class A Common Shares	500	7/19/2017
Purchase of Class A Common Shares	10,000	7/19/2017
Purchase of Class A Common Shares	400	7/19/2017
Purchase of Class A Common Shares	400	7/19/2017
Purchase of Class A Common Shares	400	7/19/2017
Sale of Class A Common Shares	(4,000)	7/20/2017
Purchase of Class A Common Shares	1,000	7/20/2017
Sale of Class A Common Shares	(4,000)	7/20/2017
Sale of Class A Common Shares	(1,500)	7/20/2017
Sale of Class A Common Shares	(17,000)	7/20/2017
Sale of Class A Common Shares	(1,000)	7/20/2017
Sale of Class A Common Shares	(600)	7/31/2017
Purchase of Class A Common Shares	900	7/31/2017
Sale of Class A Common Shares	(400)	8/1/2017
Sale of Class A Common Shares	(200)	8/1/2017
Sale of Class A Common Shares	(400)	8/1/2017
Sale of Class A Common Shares	(3,000)	8/2/2017
Purchase of Class A Common Shares	1,000	8/7/2017
Purchase of Class A Common Shares	2,000	8/7/2017

*Represents the termination of voting and dispositive power over shares held in separately managed accounts to which GAMCO served as the investment manager.

I-33

Purchase of Class A Common Shares	400	8/7/2017
Purchase of Class A Common Shares	2,000	8/14/2017
Purchase of Class A Common Shares	100	8/15/2017
Purchase of Class A Common Shares	500	8/15/2017
Purchase of Class A Common Shares	2,000	8/16/2017
Purchase of Class A Common Shares	500	8/28/2017
Disposition of Class A Common Shares*	(700)	8/28/2017
Purchase of Class A Common Shares	5,000	8/30/2017
Purchase of Class A Common Shares	1,000	8/30/2017
Purchase of Class A Common Shares	1,000	8/31/2017
Purchase of Class A Common Shares	5,000	8/31/2017
Acquisition of Class A Common Shares**	776	9/5/2017
Purchase of Class A Common Shares	5,000	9/15/2017
Purchase of Class A Common Shares	4,000	9/15/2017
Purchase of Class A Common Shares	500	9/15/2017
Purchase of Class A Common Shares	1,000	9/18/2017
Purchase of Class A Common Shares	2,000	9/20/2017
Purchase of Class A Common Shares	2,000	9/22/2017
Purchase of Class A Common Shares	1,028	9/26/2017
Purchase of Class A Common Shares	500	9/26/2017
Disposition of Class A Common Shares*	(600)	9/26/2017
Purchase of Class A Common Shares	400	9/28/2017
Sale of Class A Common Shares	(500)	10/2/2017
Sale of Class A Common Shares	(4,000)	10/2/2017
Purchase of Class A Common Shares	4,000	10/2/2017
Purchase of Class A Common Shares	1,500	10/2/2017
Disposition of Class A Common Shares*	(2,140)	10/2/2017
Purchase of Class A Common Shares	1,671	10/3/2017
Sale of Class A Common Shares	(200)	10/5/2017
Sale of Class A Common Shares	(300)	10/11/2017
Purchase of Class A Common Shares	1,000	10/12/2017

**Represents the acquisition of voting and dispositive power over shares held in separately managed accounts to which GAMCO serves as the investment manager.

*Represents the termination of voting and dispositive power over shares held in separately managed accounts to which GAMCO served as the investment manager.

I-34

Sale of Class A Common Shares	(300)	10/13/2017
Sale of Class A Common Shares	(2,070)	10/13/2017
Sale of Class A Common Shares	(700)	10/19/2017
Sale of Class A Common Shares	(500)	10/19/2017
Sale of Class A Common Shares	(1,300)	10/19/2017
Sale of Class A Common Shares	(200)	10/20/2017
Sale of Class A Common Shares	(500)	10/23/2017
Sale of Class A Common Shares	(200)	10/26/2017
Purchase of Class A Common Shares	500	11/3/2017
Sale of Class A Common Shares	(400)	11/3/2017
Purchase of Class A Common Shares	10,000	11/3/2017
Purchase of Class A Common Shares	1,000	11/3/2017
Purchase of Class A Common Shares	2,000	11/3/2017
Purchase of Class A Common Shares	1,000	11/3/2017
Purchase of Class A Common Shares	2,000	11/3/2017
Purchase of Class A Common Shares	500	11/3/2017
Purchase of Class A Common Shares	500	11/6/2017
Purchase of Class A Common Shares	400	11/6/2017
Purchase of Class A Common Shares	500	11/6/2017
Purchase of Class A Common Shares	1,000	11/6/2017
Purchase of Class A Common Shares	2,500	11/6/2017
Purchase of Class A Common Shares	2,500	11/6/2017
Purchase of Class A Common Shares	500	11/6/2017
Purchase of Class A Common Shares	600	11/6/2017
Purchase of Class A Common Shares	200	11/6/2017
Purchase of Class A Common Shares	500	11/6/2017
Purchase of Class A Common Shares	500	11/6/2017
Purchase of Class A Common Shares	1,000	11/6/2017
Purchase of Class A Common Shares	1,000	11/6/2017
Purchase of Class A Common Shares	1,000	11/6/2017
Purchase of Class A Common Shares	500	11/6/2017
Purchase of Class A Common Shares	200	11/6/2017
Purchase of Class A Common Shares	500	11/6/2017
Purchase of Class A Common Shares	1,000	11/6/2017
Purchase of Class A Common Shares	265	11/6/2017
Purchase of Class A Common Shares	7,500	11/6/2017
Purchase of Class A Common Shares	400	11/6/2017
Purchase of Class A Common Shares	1,000	11/6/2017
Purchase of Class A Common Shares	500	11/6/2017
Purchase of Class A Common Shares	3,000	11/6/2017

I-35

Purchase of Class A Common Shares	200	11/6/2017
Purchase of Class A Common Shares	200	11/6/2017
Purchase of Class A Common Shares	2,000	11/6/2017
Purchase of Class A Common Shares	500	11/6/2017
Purchase of Class A Common Shares	500	11/6/2017
Purchase of Class A Common Shares	500	11/6/2017
Purchase of Class A Common Shares	200	11/6/2017
Purchase of Class A Common Shares	400	11/6/2017
Purchase of Class A Common Shares	600	11/6/2017
Purchase of Class A Common Shares	300	11/6/2017
Purchase of Class A Common Shares	400	11/6/2017
Purchase of Class A Common Shares	500	11/6/2017
Purchase of Class A Common Shares	400	11/6/2017
Purchase of Class A Common Shares	400	11/6/2017
Purchase of Class A Common Shares	1,500	11/6/2017
Purchase of Class A Common Shares	900	11/6/2017
Purchase of Class A Common Shares	900	11/6/2017
Purchase of Class A Common Shares	600	11/7/2017
Purchase of Class A Common Shares	2,500	11/7/2017
Purchase of Class A Common Shares	2,500	11/8/2017
Purchase of Class A Common Shares	4,000	11/13/2017
Purchase of Class A Common Shares	2,000	11/13/2017
Purchase of Class A Common Shares	300	11/13/2017
Purchase of Class A Common Shares	300	11/13/2017
Purchase of Class A Common Shares	4,000	11/13/2017
Purchase of Class A Common Shares	500	11/13/2017
Purchase of Class A Common Shares	300	11/13/2017
Purchase of Class A Common Shares	1,000	11/13/2017
Purchase of Class A Common Shares	1,200	11/14/2017
Purchase of Class A Common Shares	1,000	11/14/2017
Purchase of Class A Common Shares	800	11/14/2017
Sale of Class A Common Shares	(600)	11/14/2017
Purchase of Class A Common Shares	1,500	11/14/2017
Purchase of Class A Common Shares	1,600	11/14/2017
Sale of Class A Common Shares	(300)	11/14/2017
Sale of Class A Common Shares	(1,000)	11/14/2017
Purchase of Class A Common Shares	1,000	11/14/2017
Sale of Class A Common Shares	(1,600)	11/14/2017
Purchase of Class A Common Shares	500	11/14/2017
Sale of Class A Common Shares	(980)	11/15/2017

I-36

Purchase of Class A Common Shares	900	11/16/2017
Purchase of Class A Common Shares	2,000	11/16/2017
Purchase of Class A Common Shares	500	11/16/2017
Purchase of Class A Common Shares	2,000	11/17/2017
Purchase of Class A Common Shares	5,000	11/20/2017
Purchase of Class A Common Shares	3,000	11/20/2017
Purchase of Class A Common Shares	500	11/20/2017
Purchase of Class A Common Shares	3,000	11/20/2017
Sale of Class A Common Shares	(1,000)	11/20/2017
Purchase of Class A Common Shares	1,500	11/20/2017
Purchase of Class A Common Shares	1,000	11/21/2017
Purchase of Class A Common Shares	4,000	11/21/2017
Purchase of Class A Common Shares	2,000	11/21/2017
Purchase of Class A Common Shares	2,000	11/21/2017
Purchase of Class A Common Shares	1,500	11/22/2017
Purchase of Class A Common Shares	483	11/22/2017
Purchase of Class A Common Shares	8,245	11/22/2017
Purchase of Class A Common Shares	1,500	11/22/2017
Purchase of Class A Common Shares	1,000	11/22/2017
Purchase of Class A Common Shares	1,727	11/24/2017
Purchase of Class A Common Shares	1,000	11/24/2017
Purchase of Class A Common Shares	2,000	11/24/2017
Purchase of Class A Common Shares	3,000	11/27/2017
Purchase of Class A Common Shares	7,000	11/27/2017
Sale of Class A Common Shares	(1,500)	11/27/2017
Purchase of Class A Common Shares	2,000	11/27/2017
Purchase of Class A Common Shares	134	11/27/2017
Purchase of Class A Common Shares	300	11/27/2017
Purchase of Class A Common Shares	133	11/27/2017
Purchase of Class A Common Shares	133	11/27/2017
Purchase of Class A Common Shares	3,000	11/27/2017
Purchase of Class A Common Shares	800	11/27/2017
Sale of Class A Common Shares	(1,552)	11/27/2017
Purchase of Class A Common Shares	12,000	11/28/2017
Purchase of Class A Common Shares	500	11/28/2017
Purchase of Class A Common Shares	500	11/28/2017
Purchase of Class A Common Shares	1,100	11/28/2017
Purchase of Class A Common Shares	500	11/28/2017
Purchase of Class A Common Shares	12,000	11/28/2017
Purchase of Class A Common Shares	500	11/28/2017

I-37

Purchase of Class A Common Shares	442	11/29/2017
Purchase of Class A Common Shares	1,000	11/29/2017
Sale of Class A Common Shares	(500)	11/29/2017
Purchase of Class A Common Shares	4,000	11/30/2017
Sale of Class A Common Shares	(700)	11/30/2017
Sale of Class A Common Shares	(600)	11/30/2017
Purchase of Class A Common Shares	34,000	12/3/2017
Sale of Class A Common Shares	(388)	12/4/2017
Sale of Class A Common Shares	(5,965)	12/4/2017
Sale of Class A Common Shares	(1,800)	12/4/2017
Sale of Class A Common Shares	(1,000)	12/5/2017
Sale of Class A Common Shares	(3,500)	12/6/2017
Sale of Class A Common Shares	(5,000)	12/6/2017
Sale of Class A Common Shares	(748)	12/6/2017
Sale of Class A Common Shares	(500)	12/6/2017
Sale of Class A Common Shares	(1,000)	12/6/2017
Purchase of Class A Common Shares	5,000	12/7/2017
Sale of Class A Common Shares	(1,000)	12/7/2017
Sale of Class A Common Shares	(4,000)	12/7/2017
Sale of Class A Common Shares	(500)	12/8/2017
Sale of Class A Common Shares	(2,500)	12/8/2017
Sale of Class A Common Shares	(2,500)	12/8/2017
Sale of Class A Common Shares	(600)	12/8/2017
Sale of Class A Common Shares	(800)	12/8/2017
Sale of Class A Common Shares	(500)	12/8/2017
Sale of Class A Common Shares	(3,200)	12/8/2017
Sale of Class A Common Shares	(1,500)	12/8/2017
Sale of Class A Common Shares	(1,200)	12/11/2017
Purchase of Class A Common Shares	5,307	12/11/2017
Sale of Class A Common Shares	(2,500)	12/11/2017
Sale of Class A Common Shares	(2,000)	12/11/2017
Purchase of Class A Common Shares	5,100	12/13/2017
Sale of Class A Common Shares	(1,000)	12/13/2017
Sale of Class A Common Shares	(800)	12/13/2017
Sale of Class A Common Shares	(500)	12/13/2017
Sale of Class A Common Shares	(500)	12/13/2017
Sale of Class A Common Shares	(1,100)	12/14/2017

I-38

Disposition of Class A Common Shares*	(1,600)	12/14/2017
Sale of Class A Common Shares	(1,200)	12/15/2017
Sale of Class A Common Shares	(1,030)	12/15/2017
Sale of Class A Common Shares	(1,600)	12/15/2017
Purchase of Class A Common Shares	3,000	12/15/2017
Sale of Class A Common Shares	(700)	12/18/2017
Sale of Class A Common Shares	(900)	12/18/2017
Purchase of Class A Common Shares	24,000	12/18/2017
Purchase of Class A Common Shares	2,000	12/18/2017
Sale of Class A Common Shares	(500)	12/18/2017
Sale of Class A Common Shares	(1,500)	12/18/2017
Sale of Class A Common Shares	(500)	12/18/2017
Purchase of Class A Common Shares	5,000	12/18/2017
Sale of Class A Common Shares	(1,100)	12/19/2017
Purchase of Class A Common Shares	2,000	12/19/2017
Purchase of Class A Common Shares	11,859	12/19/2017
Purchase of Class A Common Shares	43,500	12/20/2017
Purchase of Class A Common Shares	3,141	12/20/2017
Purchase of Class A Common Shares	10,000	12/20/2017
Sale of Class A Common Shares	(2,500)	12/21/2017
Sale of Class A Common Shares	(1,000)	12/21/2017
Purchase of Class A Common Shares	4,000	12/21/2017
Purchase of Class A Common Shares	1,000	12/21/2017
Purchase of Class A Common Shares	6,000	12/21/2017
Purchase of Class A Common Shares	6,000	12/21/2017
Purchase of Class A Common Shares	20,000	12/21/2017
Sale of Class A Common Shares	(2,000)	12/21/2017
Purchase of Class A Common Shares	1,100	12/21/2017
Sale of Class A Common Shares	(6,930)	12/22/2017
Purchase of Class A Common Shares	1,000	12/22/2017
Purchase of Class A Common Shares	4,000	12/22/2017
Purchase of Class A Common Shares	75,113	12/22/2017
Sale of Class A Common Shares	(3,000)	12/22/2017
Purchase of Class A Common Shares	15,000	12/22/2017
Purchase of Class A Common Shares	2,000	12/22/2017
Purchase of Class A Common Shares	9,000	12/26/2017

*Represents the termination of voting and dispositive power over shares held in separately managed accounts to which GAMCO served as the investment manager.

I-39

Purchase of Class A Common Shares	4,000	12/26/2017
Sale of Class A Common Shares	(483)	12/26/2017
Purchase of Class A Common Shares	2,000	12/26/2017
Purchase of Class A Common Shares	465	12/26/2017
Purchase of Class A Common Shares	1,500	12/26/2017
Sale of Class A Common Shares	(1,000)	12/26/2017
Purchase of Class A Common Shares	7,000	12/26/2017
Purchase of Class A Common Shares	3,980	12/26/2017
Purchase of Class A Common Shares	15,000	12/26/2017
Sale of Class A Common Shares	(2,000)	12/27/2017
Sale of Class A Common Shares	(4,000)	12/28/2017
Sale of Class A Common Shares	(1,500)	12/28/2017
Purchase of Class A Common Shares	12,284	12/28/2017
Purchase of Class A Common Shares	2,895	12/28/2017
Purchase of Class A Common Shares	4,000	12/28/2017
Sale of Class A Common Shares	(1,500)	12/29/2017
Purchase of Class A Common Shares	650	12/29/2017
Purchase of Class A Common Shares	650	12/29/2017
Purchase of Class A Common Shares	400	12/29/2017
Purchase of Class A Common Shares	300	12/29/2017
Sale of Class A Common Shares	(506)	12/29/2017
Sale of Class A Common Shares	(1,500)	12/29/2017
Purchase of Class A Common Shares	2,500	12/29/2017
Purchase of Class A Common Shares	2,000	12/29/2017
Sale of Class A Common Shares	(200)	1/2/2018
Disposition of Class A Common Shares*	(200)	1/2/2018
Purchase of Class A Common Shares	9,103	1/3/2018
Purchase of Class A Common Shares	9,000	1/3/2018
Purchase of Class A Common Shares	242	1/3/2018
Purchase of Class A Common Shares	5,000	1/3/2018
Purchase of Class A Common Shares	2,000	1/3/2018
Purchase of Class A Common Shares	483	1/4/2018
Purchase of Class A Common Shares	1,000	1/4/2018
Purchase of Class A Common Shares	3,500	1/4/2018
Purchase of Class A Common Shares	1,000	1/4/2018
Sale of Class A Common Shares	(500)	1/4/2018

*Represents the termination of voting and dispositive power over shares held in separately managed accounts to which GAMCO served as the investment manager.

I-40

Purchase of Class A Common Shares	20,000	1/4/2018
Purchase of Class A Common Shares	2,000	1/4/2018
Purchase of Class A Common Shares	400	1/4/2018
Purchase of Class A Common Shares	200	1/4/2018
Purchase of Class A Common Shares	200	1/4/2018
Purchase of Class A Common Shares	8,000	1/4/2018
Purchase of Class A Common Shares	500	1/4/2018
Purchase of Class A Common Shares	1,000	1/4/2018
Purchase of Class A Common Shares	10,000	1/5/2018
Purchase of Class A Common Shares	2,500	1/5/2018
Purchase of Class A Common Shares	6,000	1/5/2018
Purchase of Class A Common Shares	1,000	1/5/2018
Purchase of Class A Common Shares	13,500	1/5/2018
Purchase of Class A Common Shares	1,000	1/5/2018
Purchase of Class A Common Shares	15,000	1/5/2018
Purchase of Class A Common Shares	10,000	1/5/2018
Purchase of Class A Common Shares	1,000	1/5/2018
Purchase of Class A Common Shares	5,000	1/5/2018
Purchase of Class A Common Shares	500	1/5/2018
Purchase of Class A Common Shares	1,000	1/5/2018
Purchase of Class A Common Shares	500	1/5/2018
Purchase of Class A Common Shares	500	1/8/2018
Purchase of Class A Common Shares	1,000	1/8/2018
Purchase of Class A Common Shares	15,000	1/8/2018
Purchase of Class A Common Shares	4,693	1/8/2018
Purchase of Class A Common Shares	1,000	1/8/2018
Purchase of Class A Common Shares	5,000	1/8/2018
Purchase of Class A Common Shares	1,000	1/8/2018
Purchase of Class A Common Shares	800	1/8/2018
Purchase of Class A Common Shares	1,000	1/8/2018
Purchase of Class A Common Shares	1,000	1/8/2018
Sale of Class A Common Shares	(100)	1/8/2018
Purchase of Class A Common Shares	3,500	1/8/2018
Purchase of Class A Common Shares	6,500	1/8/2018
Purchase of Class A Common Shares	748	1/8/2018
Purchase of Class A Common Shares	1,500	1/8/2018
Purchase of Class A Common Shares	2,000	1/9/2018
Purchase of Class A Common Shares	1,000	1/9/2018
Purchase of Class A Common Shares	500	1/9/2018
Purchase of Class A Common Shares	1,306	1/9/2018

I-41

Purchase of Class A Common Shares	1,000	1/10/2018
Purchase of Class A Common Shares	300	1/10/2018
Purchase of Class A Common Shares	500	1/10/2018
Sale of Class A Common Shares	(4,000)	1/11/2018
Purchase of Class A Common Shares	7,000	1/11/2018
Purchase of Class A Common Shares	300	1/11/2018
Purchase of Class A Common Shares	700	1/11/2018
Purchase of Class A Common Shares	700	1/11/2018
Purchase of Class A Common Shares	9,296	1/12/2018
Purchase of Class A Common Shares	900	1/12/2018
Purchase of Class A Common Shares	1,000	1/12/2018
Purchase of Class A Common Shares	1,000	1/12/2018
Disposition of Class A Common Shares*	(905)	1/12/2018
Purchase of Class A Common Shares	1,200	1/16/2018
Purchase of Class A Common Shares	5,279	1/16/2018
Purchase of Class A Common Shares	10,500	1/16/2018
Purchase of Class A Common Shares	5,000	1/16/2018
Purchase of Class A Common Shares	1,721	1/17/2018
Purchase of Class A Common Shares	15,000	1/17/2018
Purchase of Class A Common Shares	500	1/17/2018
Purchase of Class A Common Shares	1,500	1/18/2018
Purchase of Class A Common Shares	5,000	1/18/2018
Purchase of Class A Common Shares	500	1/18/2018
Purchase of Class A Common Shares	4,000	1/18/2018
Purchase of Class A Common Shares	2,000	1/19/2018
Purchase of Class A Common Shares	1,000	1/19/2018
Purchase of Class A Common Shares	2,930	1/22/2018
Purchase of Class A Common Shares	11,000	1/22/2018
Purchase of Class A Common Shares	1,000	1/23/2018
Purchase of Class A Common Shares	2,000	1/23/2018
Purchase of Class A Common Shares	3,000	1/23/2018
Purchase of Class A Common Shares	465	1/23/2018
Purchase of Class A Common Shares	5,000	1/23/2018
Purchase of Class A Common Shares	7,000	1/23/2018
Purchase of Class A Common Shares	1,000	1/23/2018
Purchase of Class A Common Shares	1,000	1/23/2018

*Represents the termination of voting and dispositive power over shares held in separately managed accounts to which GAMCO served as the investment manager.

I-42

Purchase of Class A Common Shares	600	1/23/2018
Purchase of Class A Common Shares	2,500	1/24/2018
Purchase of Class A Common Shares	2,000	1/24/2018
Purchase of Class A Common Shares	1,500	1/24/2018
Purchase of Class A Common Shares	1,000	1/24/2018
Purchase of Class A Common Shares	800	1/24/2018
Purchase of Class A Common Shares	2,000	1/24/2018
Purchase of Class A Common Shares	1,624	1/24/2018
Purchase of Class A Common Shares	1,500	1/24/2018
Purchase of Class A Common Shares	500	1/24/2018
Disposition of Class A Common Shares*	(28)	1/24/2018
Disposition of Class A Common Shares*	(2,171)	1/24/2018
Purchase of Class A Common Shares	500	1/25/2018
Sale of Class A Common Shares	(500)	1/25/2018
Sale of Class A Common Shares	(300)	1/26/2018
Purchase of Class A Common Shares	483	1/26/2018
Purchase of Class A Common Shares	1,000	1/26/2018
Sale of Class A Common Shares	(2,200)	1/26/2018
Purchase of Class A Common Shares	1,000	1/29/2018
Purchase of Class A Common Shares	4,000	1/30/2018
Purchase of Class A Common Shares	1,000	1/30/2018
Purchase of Class A Common Shares	10,000	1/31/2018
Purchase of Class A Common Shares	800	1/31/2018
Purchase of Class A Common Shares	2,629	1/31/2018
Purchase of Class A Common Shares	1,000	1/31/2018
Purchase of Class A Common Shares	1,200	1/31/2018
Purchase of Class A Common Shares	1,500	2/2/2018
Purchase of Class A Common Shares	965	2/2/2018
Purchase of Class A Common Shares	15,000	2/2/2018
Purchase of Class A Common Shares	1,000	2/2/2018
Purchase of Class A Common Shares	400	2/2/2018
Purchase of Class A Common Shares	500	2/5/2018
Purchase of Class A Common Shares	200	2/5/2018
Purchase of Class A Common Shares	5,000	2/5/2018
Purchase of Class A Common Shares	200	2/5/2018

*Represents the termination of voting and dispositive power over shares held in separately managed accounts to which GAMCO served as the investment manager.

I-43

Purchase of Class A Common Shares	3,000	2/6/2018
Purchase of Class A Common Shares	6,000	2/6/2018
Purchase of Class A Common Shares	300	2/6/2018
Disposition of Class A Common Shares*	(1,552)	2/6/2018
Disposition of Class A Common Shares*	(588)	2/7/2018
Disposition of Class A Common Shares*	(33,412)	2/7/2018
Sale of Class A Common Shares	(400)	2/8/2018
Purchase of Class A Common Shares	7,000	2/8/2018
Sale of Class A Common Shares	(794)	2/9/2018
Purchase of Class A Common Shares	3,500	2/9/2018
Purchase of Class A Common Shares	1,300	2/12/2018
Disposition of Class A Common Shares*	(1,000)	2/12/2018
Purchase of Class A Common Shares	2,000	2/14/2018
Purchase of Class A Common Shares	300	2/14/2018
Sale of Class A Common Shares	(4,000)	2/14/2018
Purchase of Class A Common Shares	5,109	2/15/2018
Purchase of Class A Common Shares	500	2/15/2018
Disposition of Class A Common Shares*	(372)	2/15/2018
Purchase of Class A Common Shares	14,891	2/16/2018
Purchase of Class A Common Shares	5,000	2/16/2018
Purchase of Class A Common Shares	500	2/16/2018
Disposition of Class A Common Shares*	(152,900)	2/16/2018
Purchase of Class A Common Shares	1,000	2/20/2018
Purchase of Class A Common Shares	4,000	2/20/2018
Purchase of Class A Common Shares	500	2/20/2018
Purchase of Class A Common Shares	224	2/20/2018
Purchase of Class A Common Shares	400	2/20/2018
Sale of Class A Common Shares	(400)	2/21/2018
Purchase of Class A Common Shares	1,000	2/21/2018
Purchase of Class A Common Shares	200	2/21/2018
Sale of Class A Common Shares	(1,500)	2/21/2018
Purchase of Class A Common Shares	1,000	2/21/2018

*Represents the termination of voting and dispositive power over shares held in separately managed accounts to which GAMCO served as the investment manager.

I-44

Sale of Class A Common Shares	(1,600)	2/22/2018
Purchase of Class A Common Shares	8,018	2/23/2018
Purchase of Class A Common Shares	400	2/23/2018
Disposition of Class A Common Shares*	(4,000)	2/23/2018
Disposition of Class A Common Shares*	(4,000)	2/23/2018
Disposition of Class A Common Shares*	(5,000)	2/26/2018
Disposition of Class A Common Shares*	(4,000)	2/26/2018
Sale of Class A Common Shares	(5,000)	2/26/2018
Disposition of Class A Common Shares*	(1,000)	2/27/2018
Disposition of Class A Common Shares*	(300)	2/28/2018
Sale of Class A Common Shares	(3,500)	2/28/2018
Purchase of Class A Common Shares	11,982	2/28/2018
Purchase of Class A Common Shares	30,000	2/28/2018
Purchase of Class A Common Shares	21,126	3/1/2018
Purchase of Class A Common Shares	19,500	3/1/2018
Purchase of Class A Common Shares	10,000	3/1/2018
Acquisition of Class A Common Shares**	300	3/1/2018
Purchase of Class A Common Shares	5,874	3/2/2018
Disposition of Class A Common Shares*	(4,000)	3/5/2018
Sale of Class A Common Shares	(500)	3/5/2018
Purchase of Class A Common Shares	5,000	3/5/2018
Purchase of Class A Common Shares	500	3/5/2018
Sale of Class A Common Shares	(1,000)	3/6/2018
Purchase of Class A Common Shares	5,000	3/7/2018
Purchase of Class A Common Shares	10,000	3/7/2018
Purchase of Class A Common Shares	2,584	3/8/2018

*Represents the termination of voting and dispositive power over shares held in separately managed accounts to which GAMCO served as the investment manager.

** Represents the acquisition of voting and dispositive power over shares held in separately managed accounts to which GAMCO serves as the investment manager

I-45

MARIO J. GABELLI

Purchase of Class A Common Shares	800	3/4/2016
Purchase of Class A Common Shares	2,000	4/11/2016
Purchase of Class A Common Shares	1,000	4/14/2016
Sale of Class A Common Shares	(2,500)	4/10/2017
Purchase of Class A Common Shares	8,000	6/6/2017
Purchase of Class A Common Shares	500	11/6/2017
Purchase of Class A Common Shares	1,500	11/29/2017
Purchase of Class A Common Shares	3,500	12/20/2017
Disposition of Class A Common Shares	(5,000)	12/6/2017
Purchase of Class A Common Shares	6,500	1/4/2018
Purchase of Class A Common Shares	4,000	1/5/2018
Purchase of Class A Common Shares	6,000	1/8/2018
Purchase of Class A Common Shares	500	1/17/2018
Purchase of Class A Common Shares	1,000	1/19/2018
Sale of Class A Common Shares	(10,000)	2/8/2018
Purchase of Class A Common Shares	500	3/1/2018
Purchase of Class A Common Shares	1,000	3/7/2018
Purchase of Class A Common Shares	500	3/7/2018

I-46

SCHEDULE II

The following table is reprinted from the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on [__________], 2018.

REPORT ON THE SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to persons known to management to be the beneficial owners, as of January 31, 2018, unless indicated otherwise in the footnotes below, of more than 5 percent of the Company’s outstanding Class A Common Shares or Common Voting Shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them. The percentages shown in the table are based on 69,582,721 Class A Common Shares and 11,932,722 Common Voting Shares outstanding as of January 31, 2018.

Name and Address of Beneficial Owner	Class A Common Shares	Percent of Class	Common Voting Shares	Percent of Class
Signatories to Scripps Family Agreement(1) Tracy Tunney Ward Miramar Services, Inc. 250 Grandview Ave., Suite 44 Ft. Mitchell, KY 41017	12,187,862	17.5%	11,130,723	93.3%
GAMCO Investors, Inc.(2) One Corporate Center Rye, NY 10580-1435	11,605,339	16.7%	—	—
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	7,139,285	10.3%	—	—
Dimensional Fund Advisors LP(4) Building One 6300 Bee Cave Road Austin, TX 78746	5,882,177	8.5%	—	—
JPMorgan Chase & Co.(5) 270 Park Ave New York, NY 10017	6,773,037	9.7%	—
The Vanguard Group(6) 100 Vanguard Blvd. Malvern, PA 19355	5,219,873	7.5%	—	—

II-1

(1)	The information in the table and this footnote is based on information provided to the Company by Miramar Services, Inc. and information contained in Amendment 7 (dated March 29, 2017) to a Schedule 13D filed with the Securities and Exchange Commission by descendants of Robert P. Scripps, descendants of John P. Scripps, certain trusts of which descendants of John P. Scripps or Robert P. Scripps are trustees or beneficiaries, and an estate of a descendant of Robert P. Scripps, all of whom or which are Signatories to the Scripps Family Agreement, which governs the voting of all Common Voting Shares held by them. Miramar Services, Inc. provides administrative services to certain members of the Scripps Family. The Signatories to the Scripps Family Agreement report shared voting power with each other with respect to the Common Voting Shares shown in the table. In addition to these Common Voting Shares, according to such Schedule 13D, two of the Signatories act as co-trustees with respect to 534,666 Common Voting Shares on behalf of a minor descendant who is not a party to the Scripps Family Agreement, and another Signatory acts as a trust advisor to trusts holding 267,333 Common Voting Shares for the benefit of certain minor descendants who are not party to the Scripps Family Agreement. Signatories of the Scripps Family Agreement also own 12,107,897 Class A Common Shares, and have the right to acquire 79,965 additional Class A Common Shares subject to currently exercisable options. Such options are held by Mr. Paul K. Scripps and Ms. Nackey E. Scagliotti, who are former directors of the Company. Class A Common Shares are not subject to the Scripps Family Agreement. The two Signatories mentioned above who act as co-trustees on behalf of a minor descendant who is not a party to the Scripps Family Agreement may be deemed to share beneficial ownership of a total of 653,204 Class A Common Shares held for the benefit of such minor descendant. The Signatory referred to above who acts as a trust advisor to trusts for the benefit of certain other minor descendants who are not party to the Scripps Family Agreement may be deemed to beneficially own 326,601 Class A Common Shares as trust advisor for such minor descendants. No single individual or trust that is a Signatory beneficially owns 5% or more of the Company’s outstanding Class A Common Shares. The following Signatories may be deemed to beneficially own, or share beneficial ownership with other Signatories of, more than 5% of the Common Voting Shares as a result of direct ownership or indirect ownership as trustees for various trusts or as co-guardians or advisors for the above-referenced minors: Barbara Victoria Scripps Evans (6.8%); Elizabeth A. Logan (6.7%); Mary McCabe Peirce (6.3%); Paul K. Scripps (6.3%); Peter R. La Dow (8.4%); Rebecca Scripps Brickner (6.7%); Virginia S. Vasquez (6.7%); Charles E. Scripps, Jr. (5.2%); Eaton M. Scripps (5.2%); and Edward W. Scripps, Jr. (5.2%). See “Related Party Transactions – Scripps Family Agreement” below. The reporting parties filing the Schedule 13D are Virginia S. Vasquez, Rebecca Scripps Brickner, Estate of Robert P. Scripps, Jr., Edward W. Scripps, Jr., Corina S. Granado, Jimmy R. Scripps, Mary Ann S. Sanchez, Margaret Scripps Klenzing, William H. Scripps, Marilyn J. Scripps, Adam R. Scripps, William A. Scripps, Gerald J. Scripps, Charles E. Scripps, Jr., Eli W. Scripps, Jonathan L. Scripps, Barbara Victoria Scripps Evans, Molly E. McCabe, John P. Scripps Trust FBO Peter M. Scripps under agreement dated 2/10/77, John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77, John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, John P. Scripps Trust FBO Barbara Scripps Evans under agreement dated 2/10/77, The Marital Trust of the La Dow Family Trust, Anne M. La Dow Trust under agreement dated 10/27/2011, The La Dow Family Trust under agreement dated 6/29/2004, John Peter Scripps 2013 Revocable Trust under agreement dated 12/20/13, John P. Scripps Trust FBO Ellen McRae Scripps under agreement dated 12/28/84, John P. Scripps Trust FBO Douglas A. Evans under agreement dated 12/24/84, Douglas A. Evans 1983 Trust, Ellen M. Scripps Kaheny Revocable Trust and agreement dated 4/17/14, Victoria S. Evans Trust under agreement dated 5/19/2004, Paul K. Scripps Family Revocable Trust under agreement dated 2/7/1994, Thomas S. Evans Irrevocable Trust under agreement dated 11/13/2012, Scripps Family 1992 Revocable Trust under agreement dated 6/9/92, Thomas S. Evans, Douglas A. Evans, Julia Scripps Heidt, Paul K. Scripps, Charles Kyne McCabe, Peter R. La Dow, J. Sebastian Scripps, Anne M. La Dow, Wendy E. Scripps, Nackey E. Scagliotti, Cynthia J. Scripps, Elizabeth A. Logan, Mary Peirce, John P. Scripps, Eva Scripps Attal, Megan Scripps Tagliaferri, Eaton M. Scripps, Kathy Scripps, Ellen M. Scripps Kaheny, Wesley W. Scripps, Careen Cardin, Cody Dubuc, R. Michael Scagliotti, Sam D. F. Scripps, Welland H. Scripps, William A. Scripps, Jr., Kendall S. Barmonde, Charles L. Barmonde, Manuel E. Granado, Geraldine Scripps Granado, Raymundo H. Granado, Jr., Anthony S. Granado, Ellen B. Granado, Crystal Vasquez Lozano, Elizabeth Scripps, James Bryce Vasquez, John Patrick Scripps, Keon Korey Vasquez, Peggy Scripps Evans, Samuel Joseph Logan, Maxwell Christopher Logan, Savannah Brickner, Monica Holcomb, Samantha J. Brickner, Robert S. Heidt III, Austin S. Heidt, Nathanial W. Heidt, Jenny Sue Scripps Mitchell and Jessica L. Scripps.

II-2

(2)	GAMCO Investors, Inc. filed Amendment No. 13 to Schedule 13D with the Securities and Exchange Commission with respect to the Company’s Class A Common Shares on February 5, 2018. The information in the table is based on the information contained in such filing. Such report states that GAMCO Investors, Inc. and its affiliates have sole voting power over 11,135,337 shares and sole investment power over 11,605,339 shares.

(3)	Blackrock, Inc. filed Amendment No. 8 to Schedule 13G with the Securities and Exchange Commission with respect to the Company’s Class A Common Shares on January 23, 2018. The information in the table is based on the information contained in such filing for the year ended 2017. Such report states that Blackrock, Inc. has sole voting power over 7,018,110 shares and sole investment power over 7,139,285 shares.

(4)	Dimensional Fund Advisors LP filed Amendment No. 6 to Schedule 13G with the Securities and Exchange Commission with respect to the Company’s Class A Common Shares on February 9, 2018. The information in the table is based on the information contained in such filing for the year ended 2017. Such report states that Dimensional Funds Advisors LP has sole voting power over 5,731,803 shares and sole investment power over 5,882,177 shares.

(5)	JPMorgan Chase & Co. filed Amendment No. 1 to Schedule 13G with the Securities and Exchange Commission with respect to the Company's Class A Common Shares on January 22, 2018. The information in the table is based on the information contained in such filing for the year ended 2017. Such report states that JPMorgan Chase & Co. has sole voting power over 6,225,619 shares and sole investment power over 6,773,037 shares.

(6)	The Vanguard Group filed Amendment No. 2 to Schedule 13G with the Securities and Exchange Commission with respect to the Company’s Class A Common Shares on February 9, 2018. The information in the table is based on the information contained in such filing for the year ended 2017. Such report states that The Vanguard Group has sole voting power over 63,431 shares, shared voting power over 7,400 shares, sole investment power over 5,154,412 shares and shared investment power over 65,461 shares.

II-3

IMPORTANT

Tell your Board what you think! Your vote is important. No matter how many shares of Class A Common Shares you own, please give GAMCO your proxy FOR the election of the Nominees by taking three steps:

●	SIGNING the enclosed BLUE proxy card,
●	DATING the enclosed BLUE proxy card, and
●	MAILING the enclosed BLUE proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your shares of Class A Common Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Class A Common Shares and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed BLUE voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact GAMCO at its address below.

GAMCO Asset Management Inc.

One Corporate Center

Rye, New York 10580

(800) 422-3554

BLUE PROXY CARD

preliminary copy subject to completion
dated MARCH 9, 2018

THE E.W. SCRIPPS COMPANY

2018 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF GAMCO ASSET MANAGEMENT INC.

THE BOARD OF DIRECTORS OF THE E.W. SCRIPPS COMPANY
IS NOT SOLICITING THIS PROXY

P          R          O          X          Y

The undersigned appoints George Maldonado and David Goldman, and each of them, as attorney and agent with full power of substitution to vote all shares of Class A Common Shares, $0.01 par value per share, of The E.W. Scripps Company (the “Company”) which the undersigned would be entitled to vote if personally present at the 2018 Annual Meeting of Shareholders of the Company scheduled to be held at the at the Queen City Club, 331 E 4th Street, Cincinnati, Ohio, on [_____________], 2018, at [____], local time (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of Class A Common Shares of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to GAMCO Asset Management Inc. (together with its affiliates, “GAMCO”) a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSAL ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1.

This Proxy will be valid until the completion of the Annual Meeting. This Proxy will only be valid in connection with GAMCO’s solicitation of proxies for the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

BLUE PROXY CARD

[X] Please mark vote as in this example

GAMCO STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE NOMINEES LISTED BELOW IN PROPOSAL 1.

1. GAMCO’s proposal to elect Colleen Birdnow Brown, Raymond H. Cole and Vincent L. Sadusky to serve as directors of the Company until the next annual meeting of shareholders.

		FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW
Nominee:	Colleen Birdnow Brown Raymond H. Cole Vincent L. Sadusky	[ ]	[ ]	[ ]

GAMCO does not expect that any of the Nominees will be unable to stand for election, but, in the event that any Nominee is unable to serve or for good cause will not serve, the shares of Class A Common Shares represented by this proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Bylaws and applicable law. In addition, GAMCO has reserved the right to nominate substitute person(s) if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Nominee, to the extent this is not prohibited under the Bylaws and applicable law. In any such case, shares of Class A Common Shares represented by this proxy card will be voted for such substitute nominee(s).

Note: If you do not wish for your shares of Class A Common Shares to be voted “FOR” a particular nominee, mark the “FOR ALL NOMINEE(S) EXCEPT WRITTEN BELOW” box and write the name(s) of the nominee(s) you do not support on the line below. Your Shares will be voted for the remaining nominee(s).

______________________________________________________

BLUE PROXY CARD

DATED: ____________________________

____________________________________
(Signature)

____________________________________
(Signature, if held jointly)

____________________________________
(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.